Schedule 14A
(Rule 14A-101)
Information Required In Proxy Statement
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
(AMENDMENT NO. )

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement
☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Under Rule 14a-12

Sonoco Products Company
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SONOCO PRODUCTS COMPANY

1 NORTH SECOND STREET
HARTSVILLE, SOUTH CAROLINA 29550 USA

March 15, 2007

To Our Shareholders:

You are cordially invited to attend our Annual Shareholders’ Meeting to be held at the Center Theater, 212 North Fifth Street, Hartsville, South Carolina, on Wednesday, April 18, 2007, at 11:00 a.m. (Eastern time).

We have enclosed a Notice of 2007 Annual Meeting of Shareholders and Proxy Statement that cover the details of matters to be presented at the meeting.

In addition to acting on the matters listed in the Notice of Annual Meeting of Shareholders, we will discuss the Company’s progress, and you will be given an opportunity to ask questions of general interest to all shareholders.

We have also enclosed a copy of our 2006 Annual Report, which reviews the Company’s past year’s events and discusses strategy and the outlook for the future (or we delivered one copy of the Annual Report for all shareholders at your address).

We hope that you will come to the 2007 Annual Meeting of Shareholders in person; however, even if you plan to attend, we strongly encourage you to complete the enclosed proxy card and return it to us in the enclosed business reply envelope. Or, you can vote by telephone (if you live in the United States or Canada) or via the Internet. Instructions are shown on your proxy card. If you are a shareholder of record and later find you can be present or if for any reason you desire to revoke your proxy, you can do so at any time before the voting. Your vote is important and will be greatly appreciated.

Harris E. DeLoach, Jr.
Chairman, President &
Chief Executive Officer

SONOCO PRODUCTS COMPANY

1 NORTH SECOND STREET
HARTSVILLE, SOUTH CAROLINA 29550 USA

NOTICE OF 2007 ANNUAL MEETING OF SHAREHOLDERS

TIME	11:00 a.m. (Eastern time) on Wednesday, April 18, 2007

PLACE	The Center Theater, 212 North Fifth Street, Hartsville, South Carolina

PURPOSES	(1) To elect four members of the Board of Directors;

(2) To ratify the selection of independent registered public accounting firm; and

(3) To transact any other business that properly comes before the meeting or any adjournment of the meeting.

RECORD DATE	You may vote only if you were a shareholder of record at the close of business on February 23, 2007.

ANNUAL REPORT	We have enclosed a copy of the 2006 Annual Report or we have delivered a single copy of the Annual Report for all shareholders at your address. The Annual Report is not part of the proxy soliciting material.

PROXY VOTING	It is important that your shares be represented and voted at the meeting.

If you hold your shares in your own name as a record shareholder, please vote in one of these three ways:

(1) USE THE TOLL-FREE TELEPHONE NUMBER shown on your proxy card if you live in the United States or Canada;

(2) VISIT THE WEB SITE shown on your proxy card and vote via the Internet; or

(3) MARK, SIGN, DATE AND PROMPTLY RETURN the enclosed proxy card in the postage-paid envelope.

If your shares are held in street name by a broker, bank or other nominee, please follow the instructions it sends to you with these proxy materials to have your shares voted at the Annual Meeting.

By order of the Board of Directors,

Charles J. Hupfer
Secretary
March 15, 2007

SONOCO PRODUCTS COMPANY

1 NORTH SECOND STREET
HARTSVILLE, SOUTH CAROLINA 29550 USA

PROXY STATEMENT

INFORMATION CONCERNING THE SOLICITATION

We are sending you these proxy materials in connection with the solicitation by the Board of Directors of Sonoco Products Company of proxies to be used at the Annual Meeting of Shareholders (“Annual Meeting”) to be held on Wednesday, April 18, 2007, at 11:00 a.m. (Eastern time) at The Center Theater, 212 North Fifth Street, Hartsville, S.C., and at any adjournment or postponement of the meeting. The terms “we,” “our,” “us,” “Sonoco” and “the Company” all refer to Sonoco Products Company. The proxy materials are first being mailed on or about March 15, 2007.

Who May Vote

You will only be entitled to vote at the Annual Meeting if our records show that you were a record shareholder on February 23, 2007. At the close of business on February 23, 2007, a total of 99,539,900 shares of our common stock were outstanding and entitled to vote. Each share of common stock has one vote.

Voting by Proxy

If your shares are held in street name by a broker, bank or other nominee, it will send you instructions that you must follow to have your shares voted at the Annual Meeting. If you hold your shares in your own name as a record shareholder, you may instruct the proxy agents how to vote your shares by completing, signing, dating and mailing the proxy card in the enclosed postage-paid envelope; by dialing the toll-free telephone number shown on your proxy card (if you live in the United States or Canada); or by accessing the Web site shown on your proxy card. Of course, if you are a record shareholder, you can always attend the meeting and vote your shares in person.

The proxy agents will vote your shares as you instruct. If you sign and return your proxy card without giving instructions, the proxy agents will vote your shares FOR each person named in this Proxy Statement as a nominee for election to the Board of Directors and FOR ratification of the selection of PricewaterhouseCoopers LLP (“PWC”) as our independent registered public accounting firm for the fiscal year ending December 31, 2007. The proxy agents will vote according to their best judgment on any other matter that properly comes before the Annual Meeting. At present, the Board of Directors does not know of any other such matters.

How to Revoke Your Proxy

You may revoke your proxy at any time before it is voted. If you hold your shares in your own name as a record shareholder, you may revoke your proxy in any of the following ways:

•	by giving notice of revocation at the Annual Meeting;

•	by delivering to the Secretary of the Company, 1 North Second Street, Hartsville, SC 29550 USA, written instructions revoking your proxy; or

•	by delivering to the Secretary an executed proxy bearing a later date.

Subsequent voting by telephone or via the Internet cancels your previous vote. If you are a shareholder of record, you may also attend the meeting and vote in person, in which case your proxy vote will not be used.

If your shares are held in street name by a broker, bank or other nominee, you may revoke your voting instructions by submitting new voting instructions to the broker or other nominee who holds your shares.

How Votes Will Be Counted

The Annual Meeting will be held if a majority of the outstanding shares of common stock entitled to vote (a “quorum”) is represented at the meeting. If you have submitted valid proxy instructions or are a record shareholder and attend the meeting in person, your shares will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all matters introduced. “Broker non-votes” also count in determining whether a quorum is present. A “broker non-vote” occurs when a broker, bank or nominee who holds shares for a beneficial owner attends the meeting in person or by proxy but does not vote on a particular proposal because the broker, bank or nominee does not have discretionary voting power for that proposal and has not received voting instructions from the beneficial owner.

If a quorum is present at the Annual Meeting, directors will be elected by a plurality of the votes cast by shares present and entitled to vote at the Annual Meeting. “Plurality” means that, if there were more nominees than positions to be filled, the persons who received the largest number of votes would be elected. Because there are the same number of nominees as positions to be filled, we expect all nominees to be elected. Votes that are withheld or that are not voted in the election of directors will have no effect on the outcome of the election. Cumulative voting is not permitted.

Any other matter, including ratification of the selection of PWC as our independent registered public accounting firm, that may be brought before the meeting will be approved if the votes cast in favor of the matter exceed the votes cast against the matter. Votes that are withheld or shares that are not voted will have no effect on the outcome of such matters.

Cost of this Proxy Solicitation

We will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, we expect that some of our officers and regular employees will solicit proxies by telephone, fax, email or personal contact. None of these officers or employees will receive any additional or special compensation for doing this.

ELECTION OF DIRECTORS

The Board of Directors has fixed the number of directors of the Company at 12. At our Annual Meeting, four directors will be elected. Messrs. F.L.H. Coker, C.C. Fort, J.H. Mullin, III, and T.E. Whiddon have been nominated to hold office for the next three years, their terms expiring at the Annual Shareholders’ Meeting in 2010, or when their successors are duly elected and qualify to serve. The proxy agents intend to vote FOR the election of the four persons named above unless you withhold authority to vote for all or any of the nominees. The Board of Directors recommends that you vote FOR each nominee.

Name, Age, Principal Occupation for Last Five
Years and Directorships in Public Corporations	Director Since

*FITZ L.H. COKER (71). Mr. Coker is retired. He was President and a director of Sea Corporation of Myrtle Beach, Inc. (private investments), Myrtle Beach, S.C., from 1983 to 1989. At the time of his retirement from the Company in 1979, Mr. Coker had been Senior Vice President since 1976.	1964
Although Mr. Coker has been nominated for election to a three-year term, he will reach mandatory retirement age in October, 2007, and is only eligible to serve on the Board until that time.

Name, Age, Principal Occupation for Last Five
Years and Directorships in Public Corporations	Director Since

CALEB C. FORT (45). Mr. Fort has been Co-Chairman of The Merit Group, Inc. (distributors of residential and commercial paint-related products and various industrial supplies), Spartanburg, S.C., since 1998. He was a principal of Lancaster Distributing Company from 1990 to 1998. Mr. Fort is a director of Carolina Alliance Bank.	2001
JOHN H. MULLIN, III (65). Mr. Mullin has been Chairman of Ridgeway Farm LLC (privately held timber and farming business), Brookneal, Va., since 1989. He was associated with Dillon, Read & Co. Inc. from 1969 to 1989, last serving as Managing Director. Mr. Mullin is a director of Progress Energy, Inc. and its subsidiary companies, Progress Energy Carolinas, Inc. and Florida Progress Corporation, and of Hess Corporation.	2002

* F.L.H. Coker is a first cousin of J.L. Coker.

Name, Age, Principal Occupation for Last Five
Years and Directorships in Public Corporations	Director Since

THOMAS E. WHIDDON (54). Mr. Whiddon has been an Advisory Director of Berkshire Partners, LLC (a Boston-based private equity firm) since October 2005. He was acting Chief Operating Officer of Waterworks, Inc. (luxury bath retailer), Danbury, Conn., – a Berkshire portfolio company – from January to June 2006. He was Executive Vice President – Logistics and Technology of Lowe’s Companies, Inc. from 2000 until he retired in 2003. He was Executive Vice President and Chief Financial Officer of Lowe’s from 1996 to 2000; he also held senior financial positions at Zale Corporation and Eckerd Corporation. Mr. Whiddon is a director of Carter’s Inc. and Dollar Tree Stores, Inc.	2001

INFORMATION CONCERNING DIRECTORS WHOSE TERMS CONTINUE
AND DIRECTOR WHO HAS CHOSEN NOT TO STAND FOR RE-ELECTION

Members of the Board of Directors whose terms of office will continue until our Annual Shareholders’ Meeting in 2008 are:

Name, Age, Principal Occupation for Last Five
Years and Directorships in Public Corporations	Director Since

CHARLES J. BRADSHAW (70). Mr. Bradshaw has been President and a director of Bradshaw Investments, Inc. (private investments), Georgetown, S.C., since 1986. He was President and Chief Operating Officer of Transworld Corporation from 1984 to 1986 and Chairman and Chief Executive Officer of Spartan Food Systems, Inc. from 1961 to 1986.	1986
*JAMES L. COKER (66). Mr. Coker has been President of JLC Enterprises (private investments), Stonington, Conn., since 1979. He was Secretary of the Company from 1969 to 1995 and was President of Sonoco Limited, Canada, from 1972 to 1979.	1969

* F.L.H. Coker is a first cousin of J.L. Coker.

Name, Age, Principal Occupation for Last Five
Years and Directorships in Public Corporations	Director Since

MARC D. OKEN (60). Mr. Oken has been Managing Partner of Falfurrias Capital Partners (a private equity firm), Charlotte, N.C., since January 2006. He held executive officer positions (most recently as Chief Financial Officer) at Bank of America Corporation from 1989 until he retired in January 2006. Prior to joining Bank of America, he was a partner at Price Waterhouse LLP, serving there for 13 years. From 1981 to 1983 Mr. Oken was a Fellow with the Securities and Exchange Commission. He is a director of Marsh & McLennan Companies, Inc. and Star Scientific, Inc.	2006

Members of the Board of Directors whose terms of office will continue until our Annual Shareholders’ meeting in 2009 are:

Name, Age, Principal Occupation for Last Five
Years and Directorships in Public Corporations	Director Since

DR. PAMELA L. DAVIES (50). Dr. Davies has been President of Queens University of Charlotte (institution of higher learning), Charlotte, N.C., since 2002. Prior to that she was Dean of the McColl School of Business at Queens University of Charlotte from 2000 to 2002. Dr. Davies was Professor of Management and Dean of the LeBow College of Business at Drexel University from 1997 to 2000. She is a director of Charming Shoppes and C&D Technologies, Inc.	2004
HARRIS E. DeLOACH, JR. (62). Mr. DeLoach has been Chairman since 2005 and President and Chief Executive Officer of the Company since 2000. He was Chief Operating Officer of the Company from April 2000 to July 2000, Senior Executive Vice President from 1999 to 2000, Executive Vice President from 1996 to 1999, Group Vice President from 1993 to 1996, Vice President – Film, Plastics and Special Products from February 1993 to October 1993, Vice President – High Density Film Products division from 1990 to 1993 and Vice President – Administration and General Counsel from 1986 to 1990. Mr. DeLoach is a director of Goodrich Corporation and Progress Energy, Inc.	1998

Name, Age, Principal Occupation for Last Five
Years and Directorships in Public Corporations	Director Since

EDGAR H. LAWTON, III (46). Mr. Lawton has been President and Treasurer of Hartsville Oil Mill (vegetable oil processor), Darlington, S.C., since 2000, and he has been a director of Hartsville Oil Mill since 1991. Mr. Lawton was Vice President of Hartsville Oil Mill from 1991 to 2000.	2001
JOHN E. LINVILLE (61). Mr. Linville has been an attorney in private practice in New York, N.Y., since November 2004. Prior to that he had been Counsel with Manatt, Phelps & Phillips, LLP from January 2003 to 2004. He joined the firm through its merger with his prior firm – Kalkines, Arky, Zall & Bernstein, LLP (“KAZB”). Mr. Linville joined KAZB in 1990 after having been General Counsel and then Acting President of the New York Health & Hospitals Corporation.	2004
JAMES M. MICALI (59). Mr. Micali has been Chairman and President of Michelin North America, Inc. (tire manufacturer), Greenville, S.C., since 1996. In 2001, he became a member of Michelin Group’s Executive Council. Mr. Micali was Executive Vice President, Legal and Finance, of Michelin North America from 1990 to 1996, and prior to that was General Counsel and Secretary from 1985 to 1990.	2003

Mr. B.L.M. Kasriel, whose term is expiring at this Annual Meeting, has decided not to be a candidate for re-election to the Board. Mr. Kasriel’s service on various Board committees (as indicated on the following pages) will continue until the Annual Meeting. Information about Mr. Kasriel follows:

Name, Age, Principal Occupation for Last Five
Years and Directorships in Public Corporations	Director Since

BERNARD L.M. KASRIEL (60). Mr. Kasriel has been a partner in LBO France (private equity firm), Paris, France, since September 2006. He was Vice-Chairman of the Board of Lafarge (construction materials group), Paris, France, from January 2006 through May 2006 and was Chief Executive Officer of Lafarge from 2003 through January 2006. He was Vice-Chairman and Chief Operating Officer from 1995 to 2003, Managing Director from 1989 to 1995, Senior Executive Vice President from 1987 to 1989 and Executive Vice President from 1982 to 1987. Mr. Kasriel is a director of Lafarge, L’Oreal, Arkema and Nucor.	1995

CORPORATE GOVERNANCE

Director Independence Policies

Our listing agreement with the New York Stock Exchange requires that at least a majority of the members of our Board of Directors be independent. Under the Exchange’s standards, “independent” means that a director has been determined by the Board to have no material relationship with us (either directly, or indirectly through an immediate family member or as a partner, shareholder or officer of an organization that has a relationship with us). To assist us in making these determinations we have adopted the following guidelines, which are also the guidelines set forth in the New York Stock Exchange Listing Standards.

A director will not be considered independent if:

•	The director is, or in the past three years has been, our employee, or has an immediate family member who is, or in the past three years has been, one of our executive officers;

•	The director has received, or has an immediate family member (other than an immediate family member who is a non-executive employee) who has received, during any twelve-month period within the past three years, more than $100,000 in direct compensation from us (other than director fees and pension or other forms of deferred compensation for prior service that is not contingent in any way on continued service);

•	The director or an immediate family member is a current partner of a firm that is our internal or external auditor or the director is a current employee of such a firm;

•	The director has an immediate family member who is a current employee of a firm that is our internal or external auditor and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice;

•	The director or an immediate family member was within the last three years (but is no longer) a partner or employee of our internal or external audit firm and personally worked on our audit within that time;

•	The director or an immediate family member is, or in the past three years has been, an executive officer of another company where any of our present executives at the same time serves or served on that company’s compensation committee; or

•	The director is a current employee of, or has an immediate family member who is a current executive officer of, another company that has made payments to, or received payments from, us for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.

The following relationships will not be considered to be material relationships that would impair a director’s independence:

•	Being a current employee of, or having an immediate family member who is a current executive officer of, another company that has made payments to, or received payments from, us for property or services in an amount which, in any of the last three fiscal years, is less than the greater of $1 million or 2% of such other company’s consolidated gross revenues.

Based on these criteria, our Board of Directors has determined that the following directors, who constitute a majority of the Board, are independent:

C.J. Bradshaw, J.L. Coker, P.L. Davies, C.C. Fort, B.L.M. Kasriel, E.H. Lawton, III, J.E. Linville, J.M. Micali, J.H. Mullin, III, M.D. Oken and T.E. Whiddon. The Board of Directors had also previously determined that R.J. Brown and Paul Fulton, both of whom served on the Board during 2006 but have previously retired as a result of reaching the mandatory retirement age, were independent under these criteria.

Meetings of Non-Management Directors

Our non-management directors meet at regularly scheduled executive sessions without management present. The presiding director for each meeting is elected by those directors in attendance at that meeting. Shareholders and other interested parties may communicate with the non-management directors by writing to Non-Management Directors, c/o Corporate Secretary, Sonoco Products Company, 1 North Second Street, Hartsville, SC 29550 USA.

Corporate Governance Guidelines and Code of Business Conduct and Ethics

We have adopted Corporate Governance Guidelines and a Code of Business Conduct and Ethics for our directors, officers and employees. Copies of these governance guidelines and the Code of Business Conduct are available through our Web site at www.sonoco.com. Printed versions are available to our shareholders on request to the Corporate Secretary, Sonoco Products Company, 1 North Second Street, Hartsville, SC 29550 USA.

Director Nomination Process

Our Corporate Governance and Nominating Committee recommends to our Board of Directors nominees to fill vacancies on the Board of Directors as they occur, and recommends candidates for election as directors at Annual Meetings of Shareholders. Such candidates are routinely identified through personal and business relationships and contacts of the directors and executive officers.

In recommending candidates, the Corporate Governance and Nominating Committee evaluates such factors as it deems appropriate based on our current needs. These factors may include diversity, age, skills such as understanding of appropriate technologies and general finance, decision-making ability, interpersonal skills, experience with businesses and other organizations of comparable size, and the inter-relationship between the candidate’s experience and business background and other Board members’ experience and business background. Additionally, candidates for director should possess the highest personal and professional ethics, and they should be committed to the long-term interests of the shareholders.

The Corporate Governance and Nominating Committee will consider director candidates recommended by shareholders, if the shareholders comply with the following requirements. If you wish to recommend a director candidate to the Corporate Governance and Nominating Committee for consideration as a Board of

Directors’ nominee, you must submit in writing to the Corporate Governance and Nominating Committee your recommended candidate’s name, a brief resume setting forth the recommended candidate’s business and educational background and qualifications for service, and a notarized consent signed by the recommended candidate stating the recommended candidate’s willingness to be nominated and to serve. This information must be delivered to the Chair of the Corporate Governance and Nominating Committee at the Company’s address and must be received no later than January 5 in any year to be considered by the Committee as a potential Board of Directors’ nominee. The Corporate Governance and Nominating Committee may request further information if it determines a potential candidate may be an appropriate nominee. Director candidates recommended by shareholders that comply with these requirements will receive the same consideration that the Committee’s other candidates receive.

Director candidates recommended by shareholders will not be considered by the Corporate Governance and Nominating Committee for election at an annual meeting unless the shareholder recommendations are received no later than January 5 of the year of the meeting. In addition to making such recommendations, shareholders have the right to nominate candidates for election as directors at an annual meeting if they make a written nomination at least 60 days prior to the meeting. Any such nomination should be submitted to our Corporate Secretary at 1 North Second Street, Hartsville, SC 29550 USA. No such nominations have been made for this Annual Meeting.

Communications with the Board of Directors

Any shareholder or other interested person who wishes to send communications to any member of the Board of Directors should mail such communications addressed to the intended recipient by name or position in care of: Corporate Secretary, Sonoco Products Company, 1 North Second Street, Hartsville, SC 29550 USA. Upon receipt of any such communications, the Corporate Secretary will determine the identity of the intended recipient and whether the communication is an appropriate shareholder communication. The Corporate Secretary will send all appropriate shareholder communications to the intended recipient. An “appropriate shareholder communication” is a communication from a person claiming to be a shareholder in the communication the subject of which relates solely to the sender’s interest as a shareholder and not to any other personal or business interest.

In the case of communications addressed to the Board of Directors, the Corporate Secretary will send appropriate shareholder communications to the Chair of the Corporate Governance and Nominating Committee. In the case of communications addressed to the independent or non-management directors, the Corporate Secretary will send appropriate shareholder communications to the Chair of the Corporate Governance and Nominating Committee. In the case of communications addressed to committees of the Board, the Corporate Secretary will send appropriate shareholder communications to the Chair of such committee.

The Corporate Secretary is required to maintain a record of all communications received that were addressed to one or more directors, including those determined not to be appropriate shareholder communications. Such record will include the name of the addressee, the disposition by the Corporate Secretary and, in the case of communications determined not to be appropriate, a brief description of the nature of the communication. The Corporate Secretary is required to provide a copy of any additions to the record to the Chair of the Corporate Governance and Nominating Committee quarterly.

Board Meetings and Committees of the Board

During 2006, our Board of Directors held four regularly scheduled meetings and three special meetings to review significant developments affecting us and to act on matters requiring the Board of Directors’ approval. During 2006, all directors attended 75% or more of the aggregate number of meetings of the Board of Directors and committees of which they were members.

We encourage, but do not require, our directors to attend the Annual Meeting of Shareholders. In 2006, fourteen of fifteen directors attended the Annual Meeting.

To assist it in performing its duties, the Board of Directors has established the six committees discussed below. All committees operate pursuant to written charters. The charters are available to shareholders through the Investor Relations page of our Web site at www.sonoco.com. These charters are also available in print to any shareholder upon request to the Corporate Secretary, Sonoco Products Company, 1 North Second Street, Hartsville, SC 29550 USA. The Board of Directors has determined that each member of the Audit, Corporate Governance and Nominating, and Executive Compensation committees is independent, as defined in the New York Stock Exchange’s listing standards as adopted in November 2004.

			Number of
Committee			2006
Name	Purpose	Members	Meetings

Audit Committee (established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934)
•    At least annually, appoint or replace the independent registered public accounting firm and oversee the work of such independent registered public accounting firm, which shall report directly to the committee;
•    Pre-approve all auditing services and permitted non-audit services to be performed by the independent registered public accounting firm;
•    Evaluate the qualifications, independence and performance of the independent registered public accounting firm;
•    Review and concur in the appointment, reassignment or dismissal of the director of internal audit, and review the internal audit department annual budget, staffing and audit plan;
•    Review compliance with major accounting and financial policies of the Company;
		T.E. Whiddon – Chair J.L. Coker P.L. Davies C.C. Fort E.H. Lawton, III J.M. Micali M.D. Oken	8

			Number of
Committee			2006
Name	Purpose	Members	Meetings

•    Review management’s assessment of the adequacy of internal controls;
•    Review significant findings of the independent registered public accounting firm and the internal audit department together with management’s responses;
•    Review with the independent registered public accounting firm any problems or difficulties together with management’s responses, and consider any reports or communications to the Committee from the independent registered public accounting firm;
•    Review the results of the annual external audit with the independent registered public accounting firm;
•    Discuss the annual and quarterly financial statements and all disclosures thereto with the independent registered public accounting firm, management and the director of internal audit, including major issues regarding accounting principles, analyses of alternative GAAP treatments, the effect of regulatory and accounting initiatives, and the type and presentation of information to be included in earnings press releases;
•    Discuss CEO and CFO certifications regarding filings with the Securities and Exchange Commission;
•    Discuss guidelines and policies by which management assesses and manages the Company’s exposure to risk, and evaluate the steps management has taken to monitor and control such exposures;

			Number of
Committee			2006
Name	Purpose	Members	Meetings

•    Recommend to the Board of Directors whether to accept the audited financial statements;
•    Establish procedures for (1)   receipt and treatment of complaints about accounting, internal controls or auditing matters; and (2)   the confidential, anonymous submission by employees of concerns regarding questionable accounting matters; and
•    Review monitoring of compliance with the Company’s Code of Business Conduct.

			Number of
Committee			2006
Name	Purpose	Members	Meetings

Executive Compensation Committee
•    Establish the Company’s general compensation philosophy and oversee the development and implementation of compensation programs;
•    Review and approve corporate goals and objectives relevant to the compensation of the CEO, evaluate the performance of the CEO in light of those goals, and establish the CEO’s compensation based on this evaluation and other factors;
•    Review and approve the executive officer compensation programs;
•    Evaluate and administer the Company’s incentive plans;
•    Working with management, oversee regulatory compliance on compensation matters; and
•    Review management development and succession plans.
		J.H. Mullin, III – Chair C.J. Bradshaw B.L.M. Kasriel J.E. Linville M.D. Oken	4

			Number of
Committee			2006
Name	Purpose	Members	Meetings

Corporate Governance And Nominating Committee
•    Recommend to the Board of Directors amendments to the bylaws;
•    Develop and recommend to the Board of Directors a set of corporate governance guidelines addressing the structure mission, practices and policies of the Board of Directors and the composition, structure and mission of Board committees, and review those guidelines at least annually;
•    Identify individuals believed to be qualified to become board members and recommend them as needed for election by the Board of Directors or the shareholders to fill vacancies;
•    Review with the Board of Directors, on an annual basis, the skills and characteristics of the then- current Board members;
•    Recommend to the Board of Directors the directors to serve on each of the Board’s committees;
•    Ensure that processes are in place for annual CEO performance and compensation appraisal and for reviews of succession planning and management development;
•    Recommend to the Board of Directors a corporate philosophy and strategy governing director compensation and benefits; and
•    Oversee the evaluation of the Board of Directors and of management.
		J.M. Micali – Chair C.J. Bradshaw C.C. Fort J.H. Mullin, III	5

			Number of
Committee			2006
Name	Purpose	Members	Meetings

Employee and Public Responsibility Committee
•    Oversee the Company’s commitment to employee health and safety;
•    Provide oversight on diversity strategy, goals and progress;
•    Review charitable giving policies and practices;
•    Review employee morale through survey results or other means;
•    Oversee the Company’s stance, response and programs related to the environment and to other emerging issues;
•    Monitor major litigation and disputes and provide guidance in responding to such issues;
•    Review actions taken by management relating to current or emerging public policy issues or significant political and social changes that may affect the Company; and
•    Oversee the Company’s commitment to ethical business practices.
		C.C. Fort – Chair F.L.H. Coker P.L. Davies E.H. Lawton, III	2

			Number of
Committee			2006
Name	Purpose	Members	Meetings

Financial Policy Committee	• Review the Company’s annual operating and long- range plans for purposes of evaluating changes to the Company’s capital structure and projected sources and uses of cash; • Review as needed any significant financings by the Company; • Review the Company’s financial risk management policies, practices and exposures; • Evaluate the Company’s dividend policy; • Review the funding and investment management of the Company’s defined benefit and postretirement benefit plans; and • Review the Company’s key financial leverage ratios and ratings implications.	B.L.M Kasriel – Chair C.J. Bradshaw J.L. Coker J.E. Linville J.H. Mullin, III	5

Executive Committee	• Empowered to exercise all of the authority of the Board of Directors between regularly scheduled meetings, except as limited by South Carolina law.	H.E. DeLoach, Jr. J.M. Micali J.H. Mullin, III	1

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Members of the Executive Compensation Committee during the year ended December 31, 2006 were C.J. Bradshaw, Paul Fulton, B.L.M. Kasriel, J.E. Linville, J.H. Mullin, III, and M.D. Oken.

Mr. Oken was Chief Financial Officer of Bank of America until he retired in January 2006. During the second quarter of 2006, a Bank of America subsidiary managed the syndication and participated as agent in the renewal of a five-year committed revolving line of credit for $350,000,000 to support our commercial paper program and for general corporate purposes. Bank of America’s commitment to this facility is $40,500,000. A committed line of credit from Bank of America has been in place since 1987 and has been renewed, amended and increased or decreased according to our needs. Bank of America has extended other lines of credit to us as support for letters of credit, overdrafts and other corporate needs. It also provides treasury management services to us. We pay fees to the bank for these services and for the availability of the lines of credit, as well as interest on any borrowed funds.

All transactions were handled on a competitive basis. Management believes that the rates and provisions were as favorable to us as we could have obtained from similar sources.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Sonoco sold $334 thousand in products and services to Michelin North America during 2006. Mr. J.M. Micali, the Chairman and President of Michelin North America, is one of Sonoco’s directors. Please also see the disclosures about Mr. M.D. Oken set forth in the section “Compensation Committee Interlocks and Insider Participation”. Our management believes the prices and terms of the transactions reported above were comparable to those we could have obtained from other sources. We anticipate engaging in similar business transactions in 2007. The Board of Directors considered these relationships when making its determinations of independence.

George S. Hartley, our Assistant Treasurer, is married to Cynthia A. Hartley who is a Senior Vice President and a Named Executive Officer. Mr. Hartley had 2006 earnings of $159 thousand, and he received the usual employee benefits available to all employees at his level.

Related Party Transaction Administration

We require that each executive officer, director and director nominee complete an annual questionnaire and report all transactions with us in which such persons (or their immediate family members) had or will have a direct or indirect material interest (except for salaries, directors’ fees and dividends on our stock). Management reviews responses to the questionnaires and, if any such transactions are disclosed, they are reviewed by the Corporate Governance and Nominating Committee as to directors and director nominees or by the Audit Committee as to executive officers. We do not, however, have a formal written policy for approval or ratification of such transactions. Directors’ responses to the questionnaires are also reviewed annually by the Corporate Governance and Nominating Committee for the purpose of assessing independence under our Corporate Governance Guidelines and the New York Stock Exchange Listing Standards.

The types of transactions that have been reviewed in the past include the purchase and sale of goods and services from companies for which our directors serve as executive officers or directors, the purchase of financial services and access to lines of credit from banks for which our directors serve as executive officers or directors, and the employment of family members of executive officers or directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table shows information as of February 14, 2007, about persons known to us to be the beneficial owners of more than 5% of our common shares. This information was obtained from Schedule 13G filed with the Securities and Exchange Commission by the entity named below, and we have not independently verified it.

		Amount and
		Nature of
		Beneficial	Percent
Title of Class	Name and Address of Beneficial Owner	Ownership	of Class

No Par Value Common	Barclay’s Global Investors, Ltd.(1)	10,193,157	10.22%
	Murray House 1 Royal Mint Court London, England, United Kingdom

(1)	Barclay’s Global Investors is a parent holding company that has subsidiaries which act as investment advisors to manage discretionary investment accounts on behalf of their clients. The subsidiaries have sole voting or dispositive power with respect to all of the shares reported.

SECURITY OWNERSHIP OF MANAGEMENT

The following table shows the number of shares of our common stock beneficially owned as of February 13, 2007, directly or indirectly, by each director and by each executive officer named in the Summary Compensation Table.

	Amount and				Deferred
	Nature of		Percent	Restricted	Compensation	Performance-
	Beneficial		of	Stock	and Restoration	Contingent
Name of Beneficial Owner	Ownership(1)		Class(2)	Rights(3)	Units(4)	Stock Units(5)

C.J. Bradshaw	54,478	(6)	–	–	6,944	–
Director
F.L.H. Coker	870,528		–	–	1,919	–
Director
J.L. Coker	124,500	(7)	–	–	1,919	–
Director
P.L. Davies	7,000		–	–	1,919	–
Director
C.C. Fort	322,596	(8)	–	–	1,919	–
Director
B.L.M. Kasriel	40,940		–	–	7,783	–
Director
E.H. Lawton, III	378,983	(9)	–	–	1,919	–
Director
J.E. Linville	760,215		–	–	1,919	–
Director
J.M. Micali	15,223		–	–	1,919	–
Director
J.H. Mullin, III	25,000	(10)	–	–	5,202	–
Director
M.D. Oken	4,000		–	–	1,867	–
Director
T.E. Whiddon	25,000		–	–	1,919	–
Director
H.E. DeLoach, Jr.	1,157,872	(11)	1.2%	240,827	23,749	85,071
Chairman, President, Chief Executive Officer and Director
C.J. Hupfer	190,688		–	7,769	4,554	23,788
Senior Vice President and Chief Financial Officer
C.L. Sullivan, Jr.	212,200		–	12,285	8,366	24,405
Executive Vice President

	Amount and			Deferred
	Nature of	Percent	Restricted	Compensation	Performance-
	Beneficial	of	Stock	and Restoration	Contingent
Name of Beneficial Owner	Ownership(1)	Class(2)	Rights(3)	Units(4)	Stock Units(5)

J.C. Bowen	131,274	–	14,836	5,578	17,623
Senior Vice President
C.A. Hartley	154,327	–	15,538	4,508	21,631
Senior Vice President
All Executive Officers and Directors	5,015,246	5.0%	346,709	125,580	212,642
as a group (26 persons)

(1)	The directors and the named executive officers have sole voting and dispositive power over the shares unless otherwise indicated in the footnotes. The number includes shares subject to currently exercisable options and options exercisable within 60 days granted under the 1991 Key Employee Stock Plan (the “1991 Plan”) and the Directors’ Plan for the following directors and named executive officers: C.J. Bradshaw — 27,200; F.L.H. Coker — 13,200; J.L. Coker — 24,200; P.L. Davies — 7,000; C.C. Fort — 18,500; B.L.M. Kasriel — 38,825; E.H. Lawton, III — 36,839; J.E. Linville — 6,000; J.M. Micali — 11,000; J.H. Mullin, III — 15,000; T.E. Whiddon — 20,000; H.E. DeLoach, Jr. — 873,000; C.J. Hupfer — 187,000; C.L. Sullivan, Jr. — 210,000; J.C. Bowen — 126,000 and C.A. Hartley — 150,315.

Also included are shares held in our Dividend Reinvestment Plan (2,042) and shares held in our Savings Plan (31,078).

Shareholdings in this column do not include Restricted Stock Rights granted under the 1991 Plan, issuance of which has been deferred until retirement, Deferred Compensation and Restoration Units, or Performance Contingent Stock Units granted under the 2004 Long-Term Incentive Plan. Please see the columns to the right and footnotes 3, 4 and 5 below.

(2)	Percentages not shown are less than 1%.

(3)	Issuance of these shares, most of which have vested, has been deferred until retirement; accordingly, no present dispositive or voting rights are associated with them.

(4)	Deferred Compensation Units and Restoration Units connected with the Sonoco Savings Plan. No dispositive or voting rights are associated with these units. Deferred Compensation Units represent salary deferrals. Restoration Units are granted to executives who have reached the maximum contribution levels under our 401(k) plan to restore the Company match that would otherwise be lost because of this cap.

(5)	Performance-Contingent Stock Unit payouts which vested under the Long-term Incentive Plan for the performance periods ended December 31, 2005 and December 31, 2006. Issuance of these shares has been deferred until retirement and no present dispositive or voting rights are associated with them.

(6)	Includes 4,840 shares of common stock owned by Mrs. Bradshaw, as to which Mr. Bradshaw disclaims beneficial ownership.

(7)	Includes 60,000 shares pledged as security.

(8)	Includes 77,358 shares pledged as security.

(9)	Includes 283,574 shares owned by an educational trust of which Mr. Lawton is a trustee. Mr. Lawton shares voting and investment power over these shares with six other trustees, but he has no pecuniary interest in this trust and disclaims beneficial ownership of these shares.

(10)	Includes 10,000 shares pledged as security.

(11)	Includes 12,365 shares of common stock owned by Mrs. DeLoach, as to which Mr. DeLoach disclaims beneficial ownership. Also includes 226,197 shares owned by trusts of which Mr. DeLoach is trustee. Mr. DeLoach shares voting and investment power over these trusts with other trustees, but he has no pecuniary interest in these trusts and disclaims beneficial ownership of these shares.

On April 15, 2003, the Board of Directors adopted a resolution establishing stock ownership guidelines for outside directors. The guidelines establish a target level of ownership of our common stock based on years of service as a director from the date the guidelines were established. The guidelines are as follows: 3,000 shares, 5,000 shares and 8,000 shares after two, four and six years of service, respectively. Deferred Compensation Units are included in determining whether these guidelines have been met.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Our directors and executive officers are required to file reports with the Securities and Exchange Commission and the New York Stock Exchange showing the number of shares of any class of our equity securities they owned when they became a director or executive officer, and, after that, any changes in their ownership of our securities. These reports are required by Section 16(a) of the Securities Exchange Act of 1934.

Based on a review of Section 16(a) reports and any written representations made to us, it appears that all such filings for 2006 were made in a timely manner, except Vice President Kevin P. Mahoney inadvertently filed one Form 4 late due to administrative error. The corrected form was filed as soon as the error was discovered.

MANAGEMENT COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The first part of this discussion provides an overview of the compensation program for our executive officers, the material principles underlying our compensation policies and decisions and a description of each compensation element, how these elements fit together and how they further our goals.

The second part of the discussion describes and explains the specific actions taken with regard to compensation for executive officers in 2006. This discussion and analysis and the tables that follow focus on all aspects of compensation for the Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”) and the three other most highly compensated officers. These five individuals are referred to as the Named Executive Officers (“NEOs”).

OVERVIEW, PRINCIPLES AND COMPENSATION ELEMENTS

The Role of the Executive Compensation Committee

The Executive Compensation Committee oversees administration of our executive officer compensation programs and sets compensation for the CEO, CFO and other executive officers. Information about the purposes of the Committee is outlined on page 18 of this proxy statement. The Executive Compensation Committee does not delegate its decision-making authority relating to executive compensation.

Overall Compensation Objectives

The primary objectives of our executive compensation program are as follows:

1.	To attract and retain high quality management talent;

2.	To encourage the achievement of key financial and strategic goals by forging a strong linkage between company performance and compensation;

3.	To enhance a commonality of interest between management and shareholders; and

4.	To enhance the financial efficiency of the program to us and our shareholders with regard to the accounting treatment, deductibility, and taxation of compensation, taking into consideration the regulations of the Securities and Exchange Commission (“SEC”) and the Internal Revenue Service (“IRS”) and guidance of the Financial Accounting Standards Board (“FASB”).

Each aspect of the overall program is designed to support these objectives to various degrees with the overarching goal of maximizing shareholder value.

As discussed below, the executive compensation program has three components:

1.	Direct compensation elements, consisting of base salary, annual cash incentive awards, and long-term incentive awards,

2.	Executive benefit elements, consisting of executive life insurance and a supplemental executive retirement benefit, and

3.	Perquisites.

Direct Compensation Elements

The direct compensation elements of the executive compensation program consist of base salary, annual cash incentive compensation, and long-term incentive compensation comprised of stock-settled stock appreciation rights and performance contingent restricted stock units. With the exception of base salary, all elements of executive compensation are variable and are contingent on achieving performance targets based on one or more of the following key company performance indicators: growth in base earnings per share, growth in revenue, improvement in return on net assets employed, or reduction in working capital.

In constructing the direct compensation package for the NEOs and the other executive officers, the Committee adheres to the following principles:

1.	The majority of direct compensation should be at risk in order to align direct compensation paid with overall company results. Therefore, the potential variable pay component is greater than base salary.

2.	Long-term incentives should be weighted more than short-term incentives to reflect the importance of making strategic decisions that focus on long-term results.

3.	For the CEO, equity compensation should be weighted more than total cash compensation to provide stronger alignment with shareholder interests.

The charts below show the use of these principles in the weightings the Committee has assigned to the 2006 direct compensation components at target. For annual cash incentives, “target” is equal to budget performance. For long-term incentives, “target” is equal to the grant date value of the shares calculated pursuant to Financial Accounting Standard 123R (FAS123R). Stock-settled stock appreciation rights vest in one year. Performance contingent restricted stock units will vest in three years assuming performance results are achieved as explained in more detail on page 31.

Total Direct Compensation at Target

All Officers Except NEOs	All NEOs Except CEO	CEO

Cash Versus Equity at Target

All Officers Except NEOs	All NEOs Except CEO	CEO

Long-Term Versus Short-Term Incentive at Target

All Officers Except NEOs	All NEOs Except CEO	CEO

Determining Competitive Benchmarks — Total Direct Compensation

In order to determine competitive compensation levels, we annually participate in three national surveys conducted by the independent consulting firms of the Hay Group, Hewitt Associates and Towers Perrin. Collectively these surveys have over 1,000 participating companies, although some companies like us participate in more than one survey. These surveys cover a large number of similar positions across United States industry. In most cases, we match our corporate officer positions to survey data from companies with sales in the $1 billion to $5 billion range. Likewise, division officer positions are matched to a comparable division revenue range. From these surveys, we develop executive compensation levels for base salaries, total cash compensation (base salary plus annual target incentive compensation), and total direct compensation (total cash compensation plus long-term incentives). In addition to these broad surveys, each year the Committee’s consultant prepares customized compensation studies of fourteen peer packaging companies which have median sales, assets and market capitalization similar to that of Sonoco.

For 2006, these peer packaging companies were:

Aptar Group Incorporated
Avery Dennison Corporation
Ball Corporation
Bemis Company Incorporated
Caraustar Industries
Chesapeake Corporation
Crown Holdings Incorporated
Owens-Illinois Incorporated
Pactiv Corporation
Rock-Tenn Company
Sealed Air Corporation
Silgan Holdings
Smurfit-Stone Container
Temple-Inland Incorporated

The Committee uses the broader industry data to set specific compensation levels, but annually cross checks these levels against the more specific peer company data. In most cases the data from both sources are very comparable.

Our salary ranges and market prices for all salaried positions, including the CEO, CFO and other executive officers, are based on the combination of (1) a structured job evaluation system to provide for internal pay equity, and (2) a market pricing system that matches individual jobs to independent salary surveys to provide for external competitiveness as previously described.

The Committee uses the compensation survey data to establish competitive benchmarks for the three components of executive direct compensation: base salary, annual cash incentives, and long-term equity incentives, which are comprised of stock appreciation rights and performance contingent restricted stock units.

For each position, the competitive benchmark (midpoint) for base salary is set to be at the median (50th percentile) of the surveyed market. This means that one-half of the surveyed companies are likely to pay a higher base salary than we pay for a similar executive position and one-half will pay less.

For annual cash incentives and total direct compensation, the competitive benchmarks are set between the median and the 75th percentile of the survey data. For both the annual cash incentive and the performance contingent restricted stock unit portions of the long-term equity incentives, the Committee establishes goals for threshold, target, and maximum levels of performance with target approximating the competitive benchmark. If actual performance is less than threshold, no incentive compensation is earned at the end of the performance period. If actual performance is between the threshold and target goals, incentive compensation will be earned but it will be less than the competitive benchmark for that component of pay. If actual performance is above the target goal, incentive compensation will exceed the competitive benchmark for that component of pay. Likewise, stock-settled stock appreciation rights, the other form of equity compensation, will vary in value depending on the increase or decrease in the price of Sonoco stock. If the stock price does not increase above the grant price, the executive receives no value from the award.

The Committee believes that placing the majority of each executive’s total compensation at risk, with variable levels of payout possible, provides a strong incentive to achieve both short-term and long-term financial goals.

For annual cash incentive plans, we have established maximum incentive compensation levels as a percent of base salary for each executive officer position. Normally these plans are designed to pay 50% of this maximum incentive compensation (which approximates the competitive benchmark described above) at budget, although this can be adjusted on a case by case basis depending on the expected degree of difficulty in achieving budget.

Our long-term incentive program provides for awards of stock-settled stock appreciation rights (SSARs) and performance contingent restricted stock units (PCSUs). To determine the number of award shares in either case for each officer, the Committee uses the total direct compensation competitive benchmark for each officer position. The base salary midpoint and the competitive benchmark for annual incentive compensation are subtracted from the total direct compensation competitive benchmark to arrive at the competitive benchmark dollars available for the long-term component of the compensation plan. These dollars are then converted to SSARs and PCSUs and each officer receives a mix of 75% PCSUs and 25% SSARs.

Providing this mix of 75% PCSUs and 25% SSARs is in line with the Committee’s philosophy to strongly encourage long-term stock ownership among the officer group, while still providing some opportunity for the greater leverage inherent in stock-settled stock appreciation rights which operate very similarly to stock options.

Each year the Committee establishes the three-year performance targets for each element in the PCSU portion of the long-term incentive plan. These are based on an analysis of our prior performance, the economic environment and business outlook, and our forecasted growth potential. Incentive scales for vesting PCSUs are established for meeting threshold, target, and maximum goals, which in the judgment of the Committee represent achievement of acceptable, superior, and outstanding performance levels, respectively. If we do not achieve at least the “acceptable” performance level, no award is earned at the end of the performance period. We do not pay any current dividends or credit any dividend equivalents on unvested PCSUs in our long-term incentive plans. For any PCSUs that may vest but are deferred until after separation from service by an individual executive officer, dividend equivalents are accumulated from the time of vesting until the issuance of actual shares.

Executive Benefit Elements

We have two benefit programs that apply only to executive officers: an Executive Life Insurance Program and a Supplemental Executive Retirement Plan (“SERP”), which is a part of the Omnibus Benefit Restoration Plan of Sonoco Products Company.

As stated earlier, the Committee has designed the overall compensation program to balance the attraction/retention objective against the performance oriented objectives. The annual incentive and long-term incentive programs are weighted more toward performance objectives, while the Executive Life Insurance Plan and the SERP are weighted more toward the attraction/retention objective.

Executive Life Insurance

Prior to 2005, the Executive Life Insurance Program consisted primarily of split-dollar life insurance. Under tax regulations in effect at the time, the cost to us was modest, consisting primarily of the time value of the money we used to pay the premiums. These life insurance programs were designed to allow companies to provide a significant benefit that served to enhance the retention of executives until normal retirement age. However, regulatory changes have made this form of executive life insurance no longer viable or cost effective since 2004.

In 2004, we took actions to convert certain split-dollar agreements entered into after 1995 for persons who were executive officers at that time into permanent life insurance policies in order to meet our prior commitments to the executive officers under the old contracts. The amounts of those new replacement life insurance policies (“Replacement Executive Life”) are fixed. Additional amounts of insurance are provided in the form of term life insurance (“Executive Term Life”). At the same time, the life insurance benefit for future executive officers was reduced and currently consists of term life insurance based on each executive officer’s base salary. For executive officers elected for the first time after April 20, 2004, this amount is equal to three times base salary.

The current limit on life insurance for most other active employees is $100,000. The new Executive Term Life insurance program allows us to provide new executive officers with a benefit in line with the industry median.

The current CEO and other NEOs all have the schedule of life insurance benefits in effect prior to April 20, 2004 as follows:

CEO — Five times base salary and target annual incentive compensation

Other NEOs elected prior to April 20, 2004 — Three times base salary and target annual incentive compensation

In addition, for the Replacement Executive Life policies, NEOs receive a “tax gross-up” payment in an amount sufficient to equal their tax liability on the insurance premiums attributed to them as income for tax purposes and on the gross-up amount.

Supplemental Executive Retirement Plan

We provide NEOs with a Supplemental Executive Retirement Plan that is designed to pay approximately 60% of the NEOs final average cash earnings at age 65 if the NEO has at least 15 years of service. This benefit is offset by pension benefits under the regular Sonoco Pension Plan and available social security benefits. The calculation formula excludes long-term compensation in any form. A more detailed description of the SERP and the benefits is on page 53 of this proxy statement.

We have two purposes for providing a SERP for executive officers:

•	To provide at least the same benefit that the executive would receive under our regular qualified retirement plan formula but for IRS limitations on credited compensation and allowable annual pension under qualified plans.

•	To enhance the attraction of mid-career executives and to retain officers until age 65 by providing a pension calculation formula that is somewhat greater than that used for the regular qualified plan.

Our corporate offices are located in a small town setting which provides some challenges in attracting and retaining the type of executives needed to operate a global enterprise of our size and complexity. The SERP is a critical component in meeting these challenges because its vesting provisions allow us to attract experienced mid-career executives (the 15 year vesting period) and retain them for the full term (age 65 for maximum pension benefit).

In short, the SERP is designed to meet our unique attraction and retention needs and is an effective complement to the short-term and long-term incentive plans that are designed to motivate our executives to perform at the highest level.

Executive Perquisites

In furtherance of our pay-for-performance philosophy, we provide only limited executive perquisites. These benefits are below the market median. We offer a financial planning/tax assistance allowance of the greater of 2% of base salary or $5,000. Our executive officers are also permitted limited, occasional use of the company aircraft for personal travel or family emergencies.

The rationale for providing the financial planning support is to encourage use of outside professionals and thereby free up executive time that would otherwise be spent on personal financial planning. In the case of the corporate aircraft, the CEO’s usage is modest and helps minimize time involved in commercial travel that could otherwise be directed to our business. For other officers, use of the aircraft is minimal, is reviewed on a case by case basis and is permitted only under circumstances where there is direct benefit to us to minimize time spent on personal travel or in the case of family emergencies.

Officers are also provided very limited “tax gross-ups” that are not provided for all employees. These are for financial planning reimbursement and for taxable income imputed to the officers because of the Replacement Executive Life insurance premiums we pay for as previously described. These gross-up amounts are listed under the “All Other Compensation” column in the “Summary Compensation Table” on page 44.

Some of the more common perquisites in industry that we do not provide to our executive officers include country club memberships, company cars or drivers, metropolitan city apartments, vacation retreats, executive dining services, or reserved parking. We believe most of these benefits are not closely linked to our overall compensation objectives and would have only marginal impact on either the performance or the attraction/retention objectives of our compensation program.

Other Considerations

Employment Contracts and Potential Payments Upon Termination or Change in Control

We have a long standing practice of not providing employment contracts, severance agreements, change in control agreements, or other such financial security arrangements for our executive officers. Executive officers are covered by the normal severance compensation policy applicable to our salaried U.S. employees.

With some exceptions that do not apply to the NEOs, employees who are involuntarily terminated from the company are eligible for severance payments in the amount of two weeks’ compensation. Qualifying employees with at least three complete years of service who agree to sign and be bound by an agreement releasing us from all liabilities arising from the employment relationship, may receive up to 11 additional weeks’ severance. Compensation for years 3 through 13 may be paid on the basis of one week’s compensation for each complete year of service. Accordingly, the maximum severance payment a qualifying employee, including an NEO, could be entitled to from standard and additional severance is 13 weeks’ compensation.

Individual severance compensation arrangements, linked to non-compete agreements, may be negotiated at the time of separation as circumstances warrant.

Our long-term equity incentive plans also contain provisions for prorated or accelerated vesting of equity awards in the event of retirement, death, or disability, and in certain cases, change in control. These provisions apply similarly to all plan participants, including those below the executive officer level.

Review of Overall Compensation Components and Aggregate Awards

To evaluate the overall competitiveness of the executive compensation program, each year at its April meeting, the Committee reviews the total compensation package for each executive officer. This includes a summary sheet showing a history of base salary adjustments, annual incentive awards and total cash compensation for the last ten years (or term as an executive officer, if less), stock options or stock-settled stock appreciation rights outstanding and the option price, vested and unvested restricted stock units, projected annual pension at age 65, and the amount of executive life insurance coverage.

The Committee also reviews a tally sheet for each executive officer showing each element of the total amount of compensation awarded and realized during the prior year.

The Committee does not have a practice of adjusting the size of current and future compensation awards or compensation program components to reflect amounts realized or unrealized by an individual from prior equity grants. In other words, awards are not increased to compensate for prior performance below target, nor are they decreased because of performance above target. Likewise, since earnings on equity compensation are not included in the pension calculation formula, any gains, or lack thereof, from prior awards are not considered in setting or earning retirement benefits.

Tax and Accounting Treatment of Compensation

Deductibility of Compensation

The Committee has taken, and it intends to continue to take, reasonable steps necessary to assure our ability to deduct for federal tax purposes compensation provided to senior executives. However, such steps may not always be practical or consistent with the Committee’s compensation objectives. Given that the earnings limit for deductibility has remained fixed since 1993, and the value of some compensation elements cannot be determined until year end, there are circumstances in which some executive compensation may not meet tax deductibility requirements. We can deduct all but $218,026 of the compensation shown in the Summary Compensation Table for 2006, excluding the value of equity-based awards which are subject to taxation in a later period.

Nonqualified Deferred Compensation

On January 1, 2005, the American Jobs Creation Act became effective. The Act changed the tax rules that apply to nonqualified deferred compensation arrangements. The final regulations under the Act have not become fully effective, but we believe we are operating in good faith compliance with the statutory provisions. We are currently assessing changes that will need to be made to our nonqualified deferred compensation arrangements to cause them to comply with the new regulations when they become effective at the end of 2007.

Accounting for Stock-Based Compensation

Beginning January 1, 2006, we began accounting for stock-based compensation in accordance with the requirements of FAS 123R, which requires us to expense the estimated value of certain stock-based compensation.

Stock Ownership Guidelines

To emphasize the importance of linking executive and shareholder interests, the Board of Directors has adopted stock ownership guidelines for executive officers. The target level of ownership of common stock (or Common Stock Equivalents) is established as a fixed number of shares. The target level for the CEO is 140,000 shares. The target for Executive and Senior Vice Presidents is 33,000 and 24,000 shares respectively, and the target for other officers is 7,000 shares. Each executive subject to the guidelines is expected to achieve the ownership target within five years from the date on which he or she became subject to the guidelines. Common stock held in the Sonoco Savings Plan, stock equivalents earned through non-qualified deferred compensation programs, time vesting restricted stock which vests within five years, and any other beneficially owned shares of common stock are included in determining compliance with the guidelines. Shares that executives have the right to acquire through the exercise of stock options or stock-settled stock appreciation rights are not included in the calculation of stock ownership for guideline purposes. As of February 13, 2007, the CEO, the CFO, and all other officers with more than two years in their current position met the above ownership guidelines.

We currently do not have a policy with respect to hedging the economic risks of stock ownership.

Relationship with Executive Compensation Consultant

Mr. Daniel J. Ryterband, of Frederic W. Cook and Company, has been hired by and serves as the Committee’s executive compensation consultant. Neither he nor other members of his firm provide services to us in any area other than executive compensation. The Committee has the sole authority to dismiss the consultant.

Mr. Ryterband advises the Committee as to trends in executive compensation and provides specialized studies or expert advice as requested with respect to executive compensation issues. Mr. Ryterband meets in private session with the Committee at least once per year and attends regular Committee meetings in person or by phone as requested.

Management contacts with the consultant are limited primarily to the Senior Vice President of Human Resources (an NEO) and the Corporate Director of Compensation, who utilize the firm’s advice in the areas of compensation plan design and corporate governance issues. The CEO, CFO, and other executive officers may have incidental contact with the consultant.

The Committee believes this arrangement is appropriate and cost effective in meeting its responsibilities to shareholders and the needs of management for expert guidance and advice.

On a routine basis, members of management utilize consultants from various firms in areas where it is felt their expertise in specific executive compensation matters would be beneficial in developing proposals for the Committee to consider.

Timing of Equity Grants

For many years it has been our practice to grant stock options, SSARs, PCSUs, or other equity awards on the date of the first regular Board of Directors meeting in the calendar year, which is the first Wednesday in February. A press release announcing earnings information for the prior year is issued that morning and the option or SSAR exercise price is based on the closing price of our stock on that date. The recipients and the corresponding number of shares of equity awards, including stock options or SSARs and PCSUs, are approved by the Committee at its regular meeting on the day prior to the Board of Directors meeting.

Special stock option or SSAR awards are occasionally made to new hires. In such case, the exercise price is based on the closing price of our stock on the recipient’s first day of regular employment.

Occasionally stock option or SSAR awards or grants of restricted stock units are made to a corporate officer in recognition of a promotion or a change in position status. The effective date of these awards is the day following approval by the Committee.

Restricted Stock Grants

We have a practice of making a special one-time grant of time vesting restricted stock to individuals when they are first elected a corporate officer in recognition of this one time event and the individual’s increased responsibility. The number of shares granted is based on position. The shares are credited with dividend equivalents, which are not paid out until the shares vest. The shares vest in three equal increments on the third, fourth, and fifth anniversary of the grant.

No such grants were made in 2006 as no new officers were named.

Role of Executive Officers in Determining Executive Compensation

Except for the CEO, the role of executive officers in determining executive compensation is primarily advisory in nature, especially with regard to the structure and composition of the compensation program. Each executive officer may make recommendations with regard to the size of awards for persons who report directly to him or her, but the final decision as to what is submitted to the Committee for their consideration is made by the CEO. The Committee has sole responsibility for determining the compensation for the CEO and for approving all other executive compensation.

Restatement or Adjustment of Performance Measures

The Committee has elected not to adopt a formal policy for adjustment or recovery of bonus awards or payments in the event that the performance measures upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of an award or payment. The Committee prefers to retain the flexibility to address each such situation on its merits and determine the proper and appropriate course of action in fairness to shareholders and award recipients.

2006 COMPENSATION ACTIONS BY THE COMMITTEE

The following sections of this report include a discussion of the actions the Committee has taken with regard to 2006 compensation awarded to the NEOs and the rationale for those actions. The tables, accompanying narrative and footnotes which follow this report reflect the decisions covered by the discussion below.

Base Salary

Each year the Committee reviews the base salary of all senior executives, including the CEO, the CFO and the other NEOs, at its April meeting. The total amount of merit increases for the executive officer group as a whole takes into account market survey data as to the projected salary movement for executive positions at the surveyed companies during the calendar year, the average wage increase being given to other levels of our employees, and the current economic environment in which we are operating. Individual merit increase awards are based on each executive’s performance in his or her position during the past year, and the relationship of his or her current salary to his or her position’s base salary competitive benchmark. The Committee used these criteria to determine salary adjustments for the NEOs in 2006.

At its April, 2006 meeting, the Committee awarded Mr. DeLoach a merit increase of 4.0% based on its evaluation of his performance and an upward movement of 5.9% in the competitive benchmark for his position. With this increase, his salary equated to 104% of the 2006 base salary midpoint for his position. The Compensation Committee considered these specific achievements (primarily from 2005) in determining the increase amount:

•	A 12% increase in revenue,

•	A 5% increase in earnings per share,

•	Successful integration of several acquisitions and joint ventures,

•	Meeting budgeted expectations for cash flow, and

•	Continued improvement in safety performance, talent management and executive succession issues.

The Committee took into consideration all aspects of Mr. DeLoach’s compensation package in granting a merit increase essentially comparable to that of other superior performers within the company.

The four other NEOs received merit increases ranging from 3.1% to 3.5%. The average merit increase awarded to all of our United States salaried employees was 3.5% and individual awards ranged from 0% to 7%.

Annual Cash Incentive Awards

In 2002, the Board of Directors adopted, and the shareholders approved, the Performance Based Annual Incentive Plan for Executive Officers. Under the terms of this plan, a maximum of 2.75% of income from operations, as defined in the plan, was established as an incentive pool for the CEO and the NEOs. The total amount of annual incentive awards paid to these individuals cannot exceed this maximum. For 2006, this maximum incentive pool was $9,550,044, which was in excess of the amount of actual incentive awards made by the Committee to these participants.

Set forth below are the performance elements, and their respective weightings as a percentage of annual incentive compensation, the Committee used to arrive at actual 2006 bonus awards. It is the Committee’s philosophy that annual incentive plan elements should be limited to three or fewer to maximize concentration on those most critical to the success of our business in the forthcoming year. Base earnings per share, revenue growth and working capital management are all considered to be key performance variables essential to maximizing shareholder value.

Incentive Plan Elements	Weight

Base Earnings per Share	60%
Revenue Growth	20%
Working Capital Improvement	20%

Base earnings per share are defined as earnings per share excluding the impact of restructuring charges and certain non-recurring, infrequent or unusual items and are used to place primary focus on year over year operating results. Revenue growth excludes revenue from acquisitions completed during the year.

We believe that in most years, base earnings per share will be the most critical measure in driving share price and, in turn, shareholder value. Consequently, the Committee felt that a 60% weighting on this element was appropriate. Revenue growth was weighted at 20%. This is an important Company objective, but profitable revenue growth is of greater importance, hence the lower weighting than that for base earnings per share. The Committee added working capital improvement as a performance element in 2006 because it believed there was an opportunity to increase cash flow through reduction in our working capital requirements.

2006 Incentive Plan Performance Targets

For 2006, the Committee established the following corporate performance targets for awarding annual incentive compensation. Based on year over year comparisons, the Committee believed these targets provided for reasonable growth and improvement, and if achieved, would produce performance necessary to deliver consistent results for shareholders.

				Actual 2006
	Threshold	Target	Maximum	Performance

Base Earnings Per Share
Amount	$1.89	$1.98	$2.12	$2.13
Percent of Prior Year	100%	104.8%	112.2%	112.7%
Revenue (Excluding Acquisitions)
Amount (millions)	$3,528.6	$3,652.1	$3,705.3	$3,648.4
Percent of Prior Year	100%	103.5%	105.0%	103.4%
Working Capital — Cash Gap Days
Reduction from Prior Year	0.00	3.25 days	6.5 days	7.2 days

Finally, the Committee has established an annual incentive compensation threshold, target and maximum expressed as a percentage of base salary for each NEO.

Potential annual incentive compensation earnings as a percent of base salary for each NEO is as follows:

	Annual Incentive	Annual Incentive	Annual Incentive
	Compensation at	Compensation at	Compensation at	Actual 2006
	Threshold	Target	Maximum	Performance

H.E. DeLoach, Jr.	40%	100%	200%	179.6%
C.J. Hupfer	30%	75%	150%	134.7%
C.L. Sullivan, Jr.	32%	80%	160%	143.7%
J.C. Bowen	30%	75%	150%	134.7%
C.A. Hartley	30%	75%	150%	134.7%

These weightings are based on an analysis of competitive survey data and the Committee’s philosophy regarding the desirable ratio of fixed versus variable compensation.

At the end of 2006, our base earnings per share had increased by 12.7% over 2005 base earnings per share. As a result, all of the NEOs earned maximum annual incentive compensation on the base earnings per share measure.

However, as shown on page 39, growth in corporate revenue (excluding acquisitions) was 3.4%, which was below target, resulting in only partial annual incentive compensation earnings on this measure of performance.

Working capital was included as a corporate performance measure in the annual incentive program for the first time in 2006. As shown in the Actual Performance Column on page 39, the 2006 results were strong, contributing a significant increase in cash flow from operations and resulting in a maximum payout on this annual incentive compensation measure.

On February 6, 2007, the Committee reviewed and approved the 2006 annual incentive compensation awards for executive officers based on the predetermined targets for the financial measures shown in the table on the previous page and the calculations for actual performance against target. No additional discretionary bonus awards were made to any of the NEOs in 2006.

The following table shows the amount of annual incentive compensation awarded to each of the NEOs for 2006 and the percentage change in annual incentive compensation earnings from the prior year.

	Annual Incentive
	Compensation	Percent Change from
Officer	For 2006	Prior Year

H.E. DeLoach, Jr.	$1,705,890	−6.6%
C.J. Hupfer	529,276	−5.6%
C.L. Sullivan, Jr.	681,614	−5.0%
J.C. Bowen	503,979	−3.4%
C.A. Hartley	419,153	−7.0%

2006 Long-Term Incentive Program

As previously described, the 2006 long-term incentive program consists of two elements: stock-settled stock appreciation rights (“SSARs”) and performance contingent restricted stock units (“PCSUs”). These are awarded pursuant to the 1991 Key Employee Stock Plan, which has been approved by shareholders. As explained previously, base salary midpoint and the competitive benchmark for annual incentive compensation are subtracted from total direct compensation to arrive at the target dollars available for long-term compensation for each executive officer, and that target is converted 25% to SSARs and 75% to PCSUs.

Stock-Settled Stock Appreciation Rights

On January 31, 2006 (the day prior to the full Board of Directors meeting), the Committee approved SSAR grants to 674 key employees, including the NEOs. The SSARs have a one year vesting period and the grant price was set at $33.37 per share, the closing market price of our common stock on the date of grant (February 1, 2006). Accordingly, these SSARs will be valuable to the recipients only if the market price of the stock increases. The FAS 123R grant date fair values and the number of SSARs granted to each of the NEOs are included in the “Grants of Plan-Based Awards” table on page 47. Target grants were calculated as described on page 31. The actual number of SSARs granted to the NEOs was based on the Committee’s assessment of each person’s relative performance in meeting the expectations for his or her position.

The award of SSARs to Mr. DeLoach, which was 7,000 shares higher than his competitive benchmark, reflects his leadership in achieving significant improvement in financial performance for the Company during his six-year tenure as CEO and successful completion of major acquisitions and strategic joint ventures.

The award to Mr. Hupfer, which was 5,000 shares higher than his competitive benchmark, reflects his strong leadership of the Treasury, Finance, and Accounting functions and his highly regarded reputation in the financial community.

The awards to the other NEOs, some of which were at or above competitive benchmark, were based on the relative performance of the business units for which they are responsible and/or specific results achieved in their areas of responsibility.

Performance Contingent Restricted Stock Units

On January 31, 2006, the Committee approved PCSU grants to 126 key employees, including the NEOs. The FAS 123R grant date fair values of PCSUs and the number of shares available at threshold, target, and maximum are shown in the “Grants of Plan-Based Awards” table on page 47. The number of PCSUs granted to each individual was based on his target award as described on page 31, and adjusted upward or downward from target based on the Committee’s judgment of the individual’s performance. The actual PCSU award to Mr. DeLoach was 14,000 shares above target, the award to Mr. Hupfer was 3,500 shares above target, and the awards for the other NEOs ranged from 0 to 4,500 shares above target. The size of these awards was based on the same achievements as cited above for the SSAR awards.

The number of these PCSUs that will vest after three years is dependent on our achieving specified performance levels of cumulative base earnings per share (“BEPS”), net of year to year changes in pension expense, and average return on net assets employed (“RONAE”) for the three-year performance period. The Committee feels that both elements are critical drivers of long term shareholder returns and has weighted them equally in the plan.

The following table sets forth the performance levels that must be achieved to earn the threshold, target, and maximum number of PCSUs under this plan.

	Threshold Vesting	Target Vesting	Maximum Vesting

Three-Year Compound Growth in BEPS	10.3%	16.9%	33.1%
Average Three-Year RONAE*	8.5% – 9.5%	9.0% – 10.0%	9.5% – 10.5%

*	Actual performance level required within the range depends on capital invested in acquisitions over the three-year period. There are three ranges of acquisition investment for each performance level. These are established in advance and are not subsequently adjusted.

To encourage continued employment, the plan provides that if less than 50% of a participant’s PCSUs vest at the end of the three year performance period, the remainder of that 50% of PCSUs will time vest after five years from the date of grant, subject to the participant’s continued employment for that period. Except for death, disability, or retirement other than for cause, termination of a participant’s employment prior to vesting will result in forfeiture of any unvested award. Officers who do not meet our stock ownership guidelines for their positions may not dispose of any shares that vest under this plan until such guidelines are met and maintained.

The plan does not permit the use of discretion if performance targets are not met. Performance goals will not be adjusted for sales, divestitures, or acquisitions of businesses.

PCSUs are not credited with dividend equivalents prior to vesting. All PCSUs fully vest upon a change in control unless the acquirer assumes outstanding grants. In cases where grants are assumed, PCSUs will vest immediately if the change in control is followed by subsequent involuntary termination of the participant’s employment (except for cause) or voluntary termination for good reason (as defined in the plan) within 24 months of the change in control event.

Earned Awards in 2006

On February 3, 2004, the Committee granted PCSUs to 26 executives, including the NEOs. The vesting of these shares was dependent on achieving pre-determined levels of cumulative BEPS and average RONAE for the three year performance period from January 1, 2004 through December 31, 2006.

Target performance over the three-year period was set at $4.29 cumulative BEPS as previously described, which equated to a compound annual growth rate of 5% per year, and from 9.0% to 10.0% average RONAE, depending on money spent on acquisitions. The two elements were weighted at 67% and 33% respectively. Actual performance was $5.60 cumulative BEPS which resulted in 150% of the target cumulative BEPS shares vesting, and 9.2% average RONAE which resulted in 70% of the target RONAE shares vesting . As a result, the overall vesting was 123.3% of the target shares. The value of the shares vesting under this plan for the NEOs is shown in the “Option Exercises and Stock Vested” table on page 50.

As provided for under the plan, corporate officers including the NEOs, must defer receipt of all vested shares that are not deductible under Section 162(m). Whether required or not, all of the NEO’s have elected to defer receipt of these shares until at least six months after separation from service with the Company.

During this three-year period, the aggregate market value of all outstanding shares of Sonoco common stock increased by 60% which equated to an approximate $1.4 billion increase in market value.

Value of Perquisites in 2006

In 2006, eight corporate officers used the previously described financial planning benefit for a total cost to us, including tax gross-ups, of $25,083. This includes payment to Mr. DeLoach of $4,658.

Six executive officers used our aircraft for personal travel in 2006. This use is valued at the “aggregate incremental cost” to us, and was $42,027 in 2006 for the officer group as a whole. Included in this amount was Mr. DeLoach’s personal use of the aircraft which was valued at $14,518.

COMPENSATION COMMITTEE REPORT

The Executive Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” included in this Proxy Statement with management. Based on that review and discussion, the Executive Compensation Committee recommended to our Board of Directors that the “Compensation Discussion and Analysis” be included in our Annual Report on Form 10-K for the year ended December 31, 2006, and in this Proxy Statement.

J.H. Mullin, III (Chair)  C.J. Bradshaw  B.L.M. Kasriel
J.E. Linville  M.D. Oken

SUMMARY COMPENSATION TABLE

								Change
								in Pension
								Value and
								Non-qualified
							Non-Equity	Deferred
					Stock		Incentive Plan	Compensation	All Other
Name and					Awards	Option Awards	Compensation	Earnings	Compensation
Principal Position	Year	Salary ($)		Bonus ($)	(1) ($)	(2) ($)	(3) ($)	(4) ($)	(5) ($)	Total ($)
(a)	(b)	(c)		(d)	(e)	(f)	(g)	(h)	(i)	(j)

Harris E. DeLoach, Jr.	2006	$949,669		$-0-	$2,166,454	$468,800	$1,705,890	$2,745,769	$397,028	$8,433,610
Chairman, President and
Chief Executive Officer
Charles J. Hupfer	2006	392,871	(6)	-0-	558,388	146,500	529,276	875,339	89,601	2,591,975
Senior Vice President and
Chief Financial Officer
Charles L. Sullivan, Jr.	2006	474,331	(7)	-0-	529,358	175,800	681,614	1,306,604	190,117	3,357,824
Executive Vice President
Jim C. Bowen	2006	374,094		-0-	369,086	111,340	503,979	455,780	115,071	1,929,350
Senior Vice President
Cynthia A. Hartley	2006	311,129		-0-	494,183	131,850	419,153	441,986	53,449	1,851,750
Senior Vice President —
Human Resources

(1)	Awards were made in the form of PCSUs. The vesting of awards is tied to growth in base earnings per share (cumulative BEPS) and improved capital effectiveness (average RONAE) over a three-year period as described in the Compensation Discussion and Analysis (CD&A) which begins on page 27. The amounts shown are the aggregate charges in 2006 for awards made in 2004, 2005, and 2006 under FAS 123R accounting rules. The value of each individual award is based on the fair market value, which is the target number of PCSUs times the stock’s closing price on the date of grant. Assumptions made in valuation of these awards are set forth in Note 10 to our financial statements for the year ended December 31, 2006, which are included in our 2006 Annual Report to Shareholders. These values will not be realized at the end of the performance period unless long-term performance goals are met. The awards do not accumulate dividend equivalents until after vesting and are not subject to accelerated vesting, except upon a change in control in some cases.

(2)	Awards were made in the form of SSARs and were granted on February 1, 2006. All SSARs have a grant price of $33.37 per share, the closing market price of our common stock on the date of grant. They become exercisable one year from the date of grant and have a term of seven years.

The grant date present values were estimated using a binomial option pricing model in accordance with the rules and regulations of the SEC and are not intended to forecast appreciation of our stock price. The SSARs had an estimated grant date present value of $5.86. The assumptions used in the binomial model are discussed in Note 10 to our financial statements for the year ended December 31, 2006, which are included in our 2006 Annual Report to Shareholders. The SSARs are not transferable, except by will, inheritance, qualified domestic relations order or gift to or for the benefit of family, and will not confer an actual dollar benefit on the holder unless they are exercised at a time when the market value of the stock exceeds the exercise price of the SSARs. The amount of any such benefit which may be obtained by exercise of the SSARs is not in any way predicted or controlled by the estimate presented.

These awards are subject to accelerated vesting at retirement. Since all of the NEOs are retirement eligible the full value of the 2006 awards is shown in accordance with FAS 123R accounting rules.

(3)	These amounts are awards pursuant to our annual incentive plan as discussed on page 39 of the CD&A. The amounts shown were paid to the NEOs in February 2007. None of the NEOs elected to defer any of the amounts in this column.

(4)	For each NEO, except for Mr. DeLoach, the amounts shown in this column are the aggregate change in the actuarial present value of accumulated benefits under our pension plans shown in the Pension Benefit Table on page 51, from the pension plan measurement date used for our audited financial statements for the year ended December 31, 2005 to the measurement date used for the audited financial statements for the year ended December 31, 2006. In addition, for Mr. DeLoach, $57,826 of this amount represents the above market portion of interest credits on previously earned compensation for which payment has been deferred on a basis that is not tax-qualified. These amounts are determined using interest rate and mortality rate assumptions consistent with those used in our financial statements.

(5)	All other compensation for 2006 consisted of the following components for each NEO:

			Company
			Contributions and
			Accruals to Defined
		Executive Life	Contribution
Name	Perquisites(a)	Insurance(b)	Retirement Plans(c)	Tax Gross-Ups(d)

H.E. DeLoach, Jr.	$17,618	$167,449	$111,053	$100,908
C.J. Hupfer		37,870	38,140	13,591
C.L. Sullivan, Jr.		84,763	47,667	57,687
J.C. Bowen		44,863	35,830	34,378
C.A. Hartley		22,966	30,483	0

(a)	Mr. DeLoach’s perquisites consisted of $14,518 for personal use of corporate aircraft, computed at the aggregate incremental cost to the Company, and a reimbursement of $3,100 for financial planning services. The aggregate incremental cost to us for corporate aircraft usage was $1,489 per hour in 2006, based on the cost of fuel, maintenance, parts, hourly rental rate for engines under maintenance service plan, and landing and crew expenses.

None of the other NEOs received perquisites in excess of $10,000.

(b)	Includes our contributions under the Executive Life Insurance program (including the Executive Term Life policies and the Replacement Executive Life policies as previously discussed) and the economic value of frozen split-dollar life insurance arrangements entered into before 1996.

(c)	Comprised of contributions to the Sonoco Savings Plan and accruals to individual accounts in the Omnibus Benefit Restoration Plan in order to keep employees whole with respect to our contributions that were limited by tax law.

(d)	Reimbursement during 2006 for the payment of taxes on Company-provided Replacement Executive Life premiums and reimbursement for financial services. For each NEO, the breakdown of the tax gross-ups for life insurance premiums and financial planning respectively, is: Mr. DeLoach — $99,350 and $1,558; Mr. Hupfer-$13,591 and $0; Mr. Sullivan — $57,323 and $364; and Mr. Bowen — $33,273 and $1,105.

(6)	Mr. Hupfer elected to defer $19,654 of this amount into a market rate interest account under the Deferred Compensation Plan for Corporate Officers in compliance with IRS regulation 409A. The value of this account will not be payable until at least six months after his separation from service from the Company. The Deferred Compensation Plan for Corporate Officers is described under the caption “Description of Nonqualified Deferred Compensation Plans” on page 54.

(7)	Mr. Sullivan elected to defer $47,433 of this amount into a Sonoco stock equivalent account under the Deferred Compensation Plan for Corporate Officers in compliance with IRS regulation 409A. The number of stock equivalent shares credited to his account was based on the closing price of Sonoco stock on the dates of the deferrals. These deferred stock units will accumulate dividend reinvestments at the same rate paid on all shares of our common stock. The units will not be payable until at least six months after his separation from service from the Company. Payments will be made in shares of stock. These deferrals were made on a monthly basis and are included in the Grants of Plan-Based Awards Table on page 47. The Deferred Compensation Plan for Corporate Officers is described under the caption “Description of Nonqualified Deferred Compensation Plans” on page 54.

2006 GRANTS OF PLAN-BASED AWARDS

									All Other			Grant
									Stock	All Other		Date
									Awards:	Option	Exercise	Fair
			Estimated Possible Payouts			Estimated Future Payouts			Number of	Awards:	or Base	Value of
			Under Non-Equity Incentive			Under Equity Incentive			Shares of	Number of	Price of	Stock and
		Committee	Plan Awards(1)			Plan Awards(2)			Stock or	Securities	Option	Options
	Grant	Action	Threshold	Target	Maximum	Threshold	Target	Maximum	Units(3)	Underlying Options	Awards	Awards
Name	Date	Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)(4)	($/Share)	(#)(5)
(a)	(b1)	(b2)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)

H.E. DeLoach, Jr.	02-01-06	01-31-06				27,500	55,000	82,500				$1,835,350
H.E. DeLoach, Jr.	NA	01-31-06	$379,868	$949,669	$1,899,338
H.E. DeLoach, Jr.	02-01-06									80,000	$33.37	468,800
C.J. Hupfer	02-01-06	01-31-06				7,000	14,000	21,000				467,180
C.J. Hupfer	NA	01-31-06	117,861	294,654	589,307
C.J. Hupfer	02-01-06									25,000	33.37	146,500
C.L. Sullivan, Jr.	01-31-06								125.1			3,875	(6)
C.L. Sullivan, Jr.	NA	01-31-06	151,786	379,465	758,930
C.L. Sullivan, Jr.	02-28-06								118.4			3,875	(6)
C.L. Sullivan, Jr.	03-31-06								114.4			3,875	(6)
C.L. Sullivan, Jr.	04-28-06								123.7			3,875	(6)
C.L. Sullivan, Jr.	05-31-06								122.3			3,875	(6)
C.L. Sullivan, Jr.	06-30-06								126.6			4,008	(6)
C.L. Sullivan, Jr.	07-31-06								123.2			4,008	(6)
C.L. Sullivan, Jr.	08-30-06								119.7			4,008	(6)
C.L. Sullivan, Jr.	09-29-06								119.2			4,008	(6)
C.L. Sullivan, Jr.	10-31-06								113.0			4,008	(6)
C.L. Sullivan, Jr.	11-30-06								108.4			4,008	(6)
C.L. Sullivan, Jr.	12-22-06								105.8			4,008	(6)
C.L. Sullivan, Jr.	02-01-06	01-31-06				7,500	15,000	22,500				500,550
C.L. Sullivan, Jr.	02-01-06									30,000	33.37	175,800
J.C. Bowen	02-01-06	01-31-06				4,750	9,500	14,250				317,015
J.C. Bowen	NA	01-31-06	112,228	280,570	561,141
J.C. Bowen	02-01-06									19,000	33.37	111,340
C.A. Hartley	02-01-06	01-31-06				6,250	12,500	18,750				417,125
C.A. Hartley	NA	01-31-06	93,339	233,347	466,694
C.A. Hartley	02-01-06									22,500	33.37	131,850

(1)	The amounts in columns (c), (d) and (e) represent the threshold, target and maximum awards established for the 2006 Annual Cash Incentive Awards, as discussed on page 39 of the Compensation Discussion and Analysis. As shown in this section and reflected in column (g) of the Summary Compensation Table, these awards were earned at 179.6% of target.

(2)	Performance contingent restricted stock units awarded under the Company’s 1991 Key Employee Stock Plan. Information about the performance-based conditions and vesting of these awards is provided on page 41 of the Compensation Discussion and Analysis section.

(3)	Salary deferrals were made under the Deferred Compensation Plan for Corporate Officers of Sonoco Products Co. As explained in footnote 7 to the Summary Compensation Table, Mr. Sullivan elected to defer a portion of his base salary into a Sonoco stock equivalent account. The stock units shown by his name in this column summarize this deferral on a monthly basis. These units accumulate dividends, which are reflected in the amounts shown.

(4)	Stock-Settled Stock Appreciation Rights awarded under the Company’s 1991 Key Employee Stock Plan. These awards have a one-year vesting period. Information about determining the size of award grants is provided on page 31 of the Compensation Discussion and Analysis.

(5)	Grant date fair value calculated in accordance with FAS 123R. The value for PCSUs is based on the number of target shares times the stock closing price on the date of the grant ($33.37). The value of the option awards (SSARs) is based on a binomial ratio calculation of $5.86 per share on the date of grant.

(6)	These amounts are equal to the dollar amount of compensation deferred by Mr. Sullivan for the awards in column (i) of this table. These amounts are included in columns (c) and (j) of the Summary Compensation Table.

OUTSTANDING EQUITY AWARDS AT 2006 FISCAL YEAR-END

								Stock Awards
											Equity Incentive
										Equity	Plan Awards:
	Option or SSAR Awards									Incentive	Market or
					Equity					Plan Awards:	Payout
					Incentive					Number of	Value of
	Number of		Number of		Plan Awards:				Market	Unearned	Unearned
	Securities		Securities		Number of			Number of	Value of	Shares,	Shares,
	Underlying		Underlying		Securities			Shares or	Shares or	Units, or	Units, or
	Unexercised		Unexercised		Underlying			Units of	Units of	Other	Other
	Options		Options		Unexercised	Option	Option	Stock That	Stock That	Rights That	Rights That
	(#)		(#)		Unearned	Exercise	Expiration	Have Not	Have Not	Have Not	Have Not
Name	Exercisable		Unexercisable		Options	Price	Date	Vested	Vested(14)	Vested	Vested (14)
(a)	(b)		(c)		(#) (d)	($) (e)	(f)	(#) (g)	($) (h)	(#) (i)	($) (j)

H.E. DeLoach, Jr.			80,000	(1)		$33.3700	02/01/2013
										27,500(12)	$1,046,650
	80,000	(2)				27.3100	02/02/2015
										27,500(13)	1,046,650
	73,000	(3)				23.8600	02/04/2014
								52,686(11)	$2,005,229
	175,000	(4)				21.1500	02/05/2013
	175,000	(5)				25.1300	02/06/2012
	175,000	(6)				23.8000	02/07/2011
	50,000	(7)				28.0625	02/03/2009
	10,000	(8)				28.0000	07/21/2009
	55,000	(9)				33.6932	02/04/2008
C.J. Hupfer			25,000	(1)		33.3700	02/01/2013
										7,000(12)	266,420
	25,000	(2)				27.3100	02/02/2015
										7,000(13)	266,420
	24,000	(3)				23.8600	02/04/2014
	40,000	(4)				21.1500	02/05/2013
	25,000	(10)				28.9300	04/17/2012
	12,000	(5)				25.1300	02/06/2012
	15,000	(6)				23.8000	02/07/2011
	10,000	(7)				28.0625	02/03/2009
	11,000	(9)				33.6932	02/04/2008
C.L. Sullivan, Jr.			30,000	(1)		33.3700	02/01/2013
										7,500(12)	285,450

								Stock Awards
											Equity Incentive
										Equity	Plan Awards:
	Option or SSAR Awards									Incentive	Market or
					Equity					Plan Awards:	Payout
					Incentive					Number of	Value of
	Number of		Number of		Plan Awards:				Market	Unearned	Unearned
	Securities		Securities		Number of			Number of	Value of	Shares,	Shares,
	Underlying		Underlying		Securities			Shares or	Shares or	Units, or	Units, or
	Unexercised		Unexercised		Underlying			Units of	Units of	Other	Other
	Options		Options		Unexercised	Option	Option	Stock That	Stock That	Rights That	Rights That
	(#)		(#)		Unearned	Exercise	Expiration	Have Not	Have Not	Have Not	Have Not
Name	Exercisable		Unexercisable		Options	Price	Date	Vested	Vested(14)	Vested	Vested (14)
(a)	(b)		(c)		(#) (d)	($) (e)	(f)	(#) (g)	($) (h)	(#) (i)	($) (j)

	30,000	(2)				27.3100	02/02/2015
										7,500(13)	285,450
	25,000	(3)				23.8600	02/04/2014
	45,000	(4)				21.1500	02/05/2013
	40,000	(5)				25.1300	02/06/2012
	40,000	(6)				23.8000	02/07/2011
J.C. Bowen			19,000	(1)		33.3700	02/01/2013
										4,750(12)	180,785
	19,000	(2)				27.3100	02/02/2015
										4,750(13)	180,785
	15,000	(3)				23.8600	02/04/2014
	40,000	(4)				21.1500	02/05/2013
	35,000	(5)				25.1300	02/06/2012
	40,000	(6)				23.8000	02/07/2011
	16,000	(7)				28.0625	02/03/2009
	17,600	(9)				33.6932	02/04/2008
C.A. Hartley			22,500	(1)		33.3700	02/01/2013
										6,250(12)	237,875
	22,500	(2)				27.3100	02/02/2015
										6,250(13)	237,875
	21,000	(3)				23.8600	02/04/2014
	35,000	(4)				21.1500	02/05/2013
	25,000	(5)				25.3000	02/06/2012
	10,000	(10)				28.9300	04/17/2012
	17,000	(7)				28.0625	02/03/2009
	17,600	(9)				33.6932	02/04/2008

(1)	These shares vested on 02/01/2007

(2)	These shares vested on 02/02/2005

(3)	These shares vested on 02/04/2005

(4)	These shares vested on 02/05/2004

(5)	These shares vested on 02/06/2003

(6)	These shares vested on 02/07/2002

(7)	These shares vested on 02/03/2000

(8)	These shares vested on 07/21/2000

(9)	These shares vested on 02/04/1999

(10)	These shares vested on 07/21/2000

(11)	These Restricted Stock Units were awarded to Mr. DeLoach upon his election as Chairman of the Board of Directors. They will vest on April 10, 2010 if he is actively employed by the Company on that date. Dividend equivalents are being added to these units, and are included in the number shown.

(12)	These figures represent the number of threshold shares of PCSUs that will vest on December 31, 2007 if performance criteria are met. The actual number of shares that vest can vary from 0% to 300% of those threshold shares. If less than the number of threshold shares vest on December 31, 2007, the remainder of the threshold shares will time vest on December 31, 2009, if plan participants are still employed by us.

(13)	These figures represent the number of threshold shares of PCSUs that will vest on December 31, 2008 if performance criteria are met. The actual number of shares that vest can vary from 0% to 300% of those threshold shares. If less than the number of threshold shares vest on December 31, 2008, the remainder of the threshold shares will time vest on December 31, 2010, if plan participants are still employed by us.

(14)	Values of PCSUs based on the December 31, 2006 price of $38.06.

2006 OPTION EXERCISES AND STOCK VESTED

The following table provides information about options exercised by our NEOs in 2006 and about PCSUs that vested in 2006.

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized on	Acquired on Vesting	Value Realized on
	Exercise	Exercise	(PCSUs) (2)	Vesting (3)
Name	(#)	($) (1)	(#)	($)
(a)	(b)	(c)	(d)	(e)

H.E. DeLoach, Jr.	198,000	$2,435,291	61,650	$2,346,399
C.J. Hupfer	22,000	241,798	16,337	621,786
C.L. Sullivan, Jr.	25,000	347,362	16,954	645,269
J.C. Bowen	23,700	281,126	10,172	387,146
C.A. Hartley	42,600	540,106	14,180	539,691

(1)	The difference between the market price of the common stock at exercise and the exercise price.

(2)	Performance contingent restricted stock units. Each of the NEOs listed has elected to defer receipt of all of these shares until at least six months following separation of service from the Company. Each NEO has elected a payout option of one, two or three annual installments. After vesting, the deferred shares begin to accumulate dividend equivalents.

(3)	Based on the stock price of $38.06 on December 31, 2006, the date of vesting.

PENSION BENEFITS

			Present Value of
		Number of Years	Accumulated		Payments During
		Credited Service	Benefit(1)		Last Fiscal Year
Name	Plan Name	(#)	($)		($)
(a)	(b)	(c)	(d)		(e)

H.E. DeLoach, Jr	Sonoco Pension	20.0000	$580,629		$0
	SERP	21.0000	14,460,538		0

	Total		15,041,167

C.J. Hupfer	Sonoco Pension	30.0000	756,590		0
	SERP	31.0833	3,547,582		0

	Total		4,304,172

C.L. Sullivan, Jr.	Sonoco Pension	5.0000	143,203		0
	SERP	6.3333	2,807,225		0

	Total		2,950,428	(2)

J.C. Bowen	Sonoco Pension	31.0000	593,464		0
	SERP	34.5833	2,381,241		0

	Total		2,974,705

C.A. Hartley	Sonoco Pension	10.5000	243,640		0
	SERP	11.6667	1,310,448		0

	Total		1,554,088

(1)	Present value calculations are based on a discount rate of 5.84% for the Sonoco Pension Plan and 5.77% for the SERP as of December 31, 2006 and RP2000 Combined Healthy post-retirement mortality tables.

(2)	Mr. Sullivan’s SERP benefit includes $848,135 in present value as of December 31, 2006 for the earned but not yet vested portion of an additional 3 years of service he will be credited if he continues to work until age 65.

The NEOs participate in two Sonoco-sponsored defined benefit pension plans: the Sonoco Pension Plan, a tax-qualified plan, and the Supplemental Executive Retirement Plan (the “SERP”), a nonqualified supplemental pension plan, which provides an additional benefit to our executive officers. We adopted the SERP in 1979 to compensate our executive officers for benefits lost under the Pension Plan because of pay and benefit limitations set by the Internal Revenue Code. We believe this benefit helps us to retain executives until age 65 and to attract and retain mid-career executives. Except for a special agreement with Mr. Sullivan, we do not have a policy regarding extra years of credited service under the plans.

We calculate the present values shown in the table using: (i) the same discount rates we use for FAS 87 calculations for financial reporting purposes (5.84% for the Sonoco Pension Plan and 5.77% for the SERP); and (ii) each plan’s earliest unreduced retirement age (age 65 for both the Sonoco Pension Plan and the SERP as discussed below). The present values shown in the table reflect postretirement mortality, based on the

FAS 87 assumption (the RP2000 Combined Healthy table), but do not include an assumption of pre-retirement termination, mortality, or disability.

The elements of compensation considered in determining the pensions payable to the named officers are the compensation shown in the “Salary” and “Non-Equity Incentive Plan Compensation” columns of the Summary Compensation Table on page 44.

Sonoco Pension Plan

The Sonoco Pension Plan covers the majority of employees in the United States, and certain US expatriate employees. Effective December 31, 2003, the Company froze participation for newly hired salaried and non-union hourly U.S. employees in this plan. The Sonoco Pension Plan provides participants with a life annuity benefit at normal retirement equal to the sum of A plus B minus C plus D below.

A.	$42 multiplied by years of benefit service (up to 30); plus

B.	1.67% of 5-year final average earnings multiplied by years of benefit service (up to 30); minus

C.	1.67% of the Social Security Primary Insurance Amount multiplied by years of benefit service (up to 30); plus

D.	0.25% of 5-year final average earnings multiplied by years of benefit service in excess of 30 years.

Final average earnings are the average of the five highest calendar years (which do not have to be consecutive) of compensation. For this purpose, the NEOs’ earnings reflect salary and annual incentives that are paid in the same year subject to the annual limit imposed by the Internal Revenue Code ($220,000 in 2006).

Benefit service begins at the date of commencement of participation, which is January 1 or July 1 coincident with or following one year of service.

Participants become fully vested in their retirement benefit upon the earlier of completion of five years of service or attainment of age 55. The benefit is payable on an unreduced basis at age 65. Employees may choose to commence their benefits as early as age 55, with subsidized early retirement reductions of 3.6% per year from age 65.

If the participant is disabled prior to retirement, the participant’s benefit is determined as if he or she terminated employment on the date of disability. Upon death prior to retirement, if the participant is fully vested and survived by his or her spouse, the spouse will receive a preretirement survivor annuity. The preretirement survivor annuity is equal to 50% of the accrued benefit in the Pension Plan, adjusted for the 50% joint and survivor form of payment and reduced for early commencement, and is payable at the later of the participant’s death or the participant’s earliest retirement age.

The Sonoco Pension Plan offers several optional forms of payment, including joint and survivor annuities and level income annuities. The benefit paid under any of these options is actuarially equivalent to the life annuity benefit produced by the formula described above.

SERP Benefit in the Omnibus Benefit Restoration Plan of Sonoco Products Company (the “Restoration Plan”)

The SERP benefit under the Restoration Plan is provided only to designated officers. With 15 years of service and retirement at age 65, it provides an annual payment equal to 60% replacement of final average earnings offset by the Sonoco Pension Plan benefit and full Social Security benefits. Participants become fully vested in their SERP benefit upon the completion of five years of service in the SERP and attainment of age 55.

The annual SERP benefit payable to a participant who separates from service and retires at age 65 is calculated by multiplying 4.0% of 3-year final average earnings, with the product further multiplied by years of benefit service to a maximum of 15 years. If a participant retires prior to age 65, the retirement benefit is reduced by a fraction, the numerator of which is the participant’s total benefit service to the participant’s date of separation and the denominator of which is the participant’s benefit service projected to age 65. If a participant retires prior to age 62, the benefit is further reduced by subsidized early retirement reductions of 3% per year from age 62. (In this case, however, the social security benefit offset would not begin until the participant attains age 62).

All NEOs are currently eligible for early retirement.

Final average earnings for the SERP benefit are the average of the three highest calendar years (which do not have to be consecutive) of compensation in the last seven years before retirement. For this purpose, the NEOs’ earnings include salary and the annual incentive earned with respect to each such calendar year.

Benefit service under the SERP begins at the date of hire. However, to encourage his continued service to the Company, Mr. Sullivan will be credited with an additional three years of benefit service in addition to his actual years of service, if he is actively employed with the Company at age 65.

The SERP benefit is payable as a 75% Joint and Survivor annuity for a participant who has been married for at least one year, and a 10-year certain and life annuity for all other participants.

A participant is eligible for disability benefits under the SERP only if, at the time of disability, the participant has at least five years of service in the SERP Plan or has reached age 55.

If the participant is disabled before eligibility for early retirement, the annual benefit from the SERP is 60% of base salary, offset by combined family Social Security benefits, until the participant is eligible for early retirement benefits under the SERP. If the early retirement benefit payable from the SERP, when added to the participant’s combined family Social Security benefits and Sonoco Pension Plan benefits, is less than 60% of base salary, the difference will be payable from the Sonoco Long Term Disability (LTD) Plan. When the participant attains age 65, any benefit from the LTD Plan ends, but benefits being paid from the SERP and the Sonoco Pension Plan would continue.

If the participant is disabled and is also eligible for early retirement, the annual disability benefit payable is equal to the early retirement benefit from the SERP, unless the participant is age 65 or older. If the early retirement benefit under the SERP, when added to the participant’s combined family Social Security benefits and Sonoco Pension Plan benefit, is less than 60% of base salary, the difference will be payable from the LTD Plan. When the participant attains age 65, any benefit from the LTD Plan ends, but benefits being paid from the SERP and the Sonoco Pension Plan would continue.

NONQUALIFIED DEFERRED COMPENSATION

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings	Withdrawals/	Balance at
	2006(1)(2)	2006	in 2006(2)(3)	Distributions	End of 2006(2)(4)
Name	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)

H.E. DeLoach, Jr.	$2,346,399	-0-	$2,735,342	-0-	$13,672,734
C.J. Hupfer	641,450	-0-	144,765	-0-	1,221,300
C.L. Sullivan, Jr.	692,702	-0-	210,446	-0-	1,515,492
J.C. Bowen	387,146	-0-	211,210	-0-	1,235,431
C.A. Hartley	539,691	-0-	217,863	-0-	1,414,705

(1)	Includes aggregate of deferred cash and equity compensation. The value of equity deferral is based on the number of deferred share units multiplied by the closing price of Sonoco stock on the date of deferral (vesting date), which in all cases was $38.06 per share on December 31, 2006.

(2)	The following table shows contributions and earnings that are reported in the Summary Compensation Table on page 44, or were reported in the Summary Compensation Table in previous years.

			Amounts in column
	Amount in column		(f) previously
	(b) reported as	Amounts in column	reported as
	compensation in the	(d) reported in the	compensation in the	Amounts in column (f)
	Summary	Summary	Summary	payable in
	Compensation Table,	Compensation Table,	Compensation Table	company stock
Name	columns (c) and (j)	columns (h) and (j)	for previous years	rather than cash

H.E. DeLoach, Jr.	-0-	$57,826	$5,407,704	$12,442,674
C.J. Hupfer	$19,664	-0-	213,003	1,201,117
C.L. Sullivan, Jr.	47,433	-0-	404,878	1,515,492
J.C. Bowen	-0-	-0-	213,003	1,235,431
C.A. Hartley	-0-	-0-	-0-	1,414,705

(3)	Amounts shown reflect accrued interest on deferred compensation in interest bearing accounts and earnings growth, including dividend credits for deferred compensation in stock equivalent accounts.

(4)	These amounts are comprised of previously earned compensation for which payment has been deferred, and the subsequent investment earnings on the deferred amount. We have made no contributions to these aggregate balances.

Description of Nonqualified Deferred Compensation Plans

From 1983 through 1989 executive officers and directors were eligible to participate in a salary/bonus deferral plan under which they could elect to defer a specific dollar amount of salary and/or bonus, which was to be paid out as a fixed monthly annuity for 180 months beginning in the January after the person’s reaching age 65. Mr. DeLoach is the only officer currently with the Company who made contributions to this plan. Under terms of the plan his monthly payout is fixed at $32,318.

In 1991, the company implemented a new Deferred Compensation Plan for Corporate Officers. Each participant is eligible to make an irrevocable deferral election on an annual basis. The minimum deferral is $5,000 and the maximum annual deferral is 50% of compensation (salary and/or bonus) earned during the year for which the deferral election is made. Deferrals are made monthly from salary and annually from bonus payments. The participants may elect to invest the deferred compensation in the Interest Account or the Stock Equivalent Account. Deferrals initially made into one account may not be subsequently changed to the other account. The Interest Account accumulates interest each year at a rate equal to the Merrill Lynch ten year high quality bond index listed on the preceding December 15. Deferrals into the Stock Equivalent Account are converted into phantom stock equivalents as if Sonoco shares were actually purchased. Dividend credits are also credited to the Stock Equivalent Account as if shares were actually purchased. Payments from these plans are made annually after separation from service. Payments can be made to the participant for a period from one to 15 years depending on the elections made at the time of the deferral. This plan is being administered in accord with the provisions of Internal Revenue Code (“IRC”) Section 409A. Only Mr. Hupfer and Mr. Sullivan elected to participate in this plan in 2006. The amount of their deferral is shown in footnote 2 above for column (b) in the table.

Executive officers who participate in the PCSU portion of the Company’s long-term incentive plan as described on page 31 of the Compensation Discussion and Analysis or who receive a special grant of restricted stock as described on page 37 of the Compensation Discussion and Analysis may make an irrevocable election to defer receipt of any shares that vest until after their separation from service with the Company. Deferral elections made after 2003 must be for at least six months after separation from service with the Company. Additionally, receipt of any such units that vest and are not deductible under IRC 162m must be deferred until at least six months following separation of service. At the time of deferral, officers must elect a payment schedule of one, two, or three annual installments. Time vesting restricted stock units accrue dividend equivalents from the date of grant. PCSUs accrue dividend equivalents only after vesting. There are no provisions for accelerated payouts in the event of a change in control. All of the NEOs elected to defer receipt of their PCSUs which vested on December 31, 2006 and are shown in the 2006 Option Exercises and Stock Vested table on page 50. These amounts are included in column (b) above. The amounts shown in column (f) above would have been payable during a period from 2007 to 2009, according to each NEO’s elected schedule of one, two or three annual installments, had separation from service occurred on December 31, 2006.

POTENTIAL BENEFITS PAYABLE IMMEDIATELY UPON CERTAIN SEPARATION EVENTS

The table below and the notes that follow set forth estimates of the amounts that would have been payable to each of the NEOs had the specified events occurred on December 31, 2006.

		Death	Disability
	Death	Benefits Paid from	Benefits	All Other Termination Events
	Benefits Paid	Executive Life	Paid from	Benefits Paid
	from SERP	Insurance Plan	SERP	from SERP
	(Annual)	(Lump Sum)	(Annual)	(Annual)
	(a)	(b)	(c)	(d)
Name	$	$	$	$

H.E. DeLoach, Jr.	$1,019,000	$9,250,000	$1,351,000	$1,351,000
C.J. Hupfer	298,000	2,000,000	384,000	384,000
C.L. Sullivan, Jr.	351,000	2,500,000	180,000	180,000
J.C. Bowen	286,000	1,500,000	291,000	291,000
C.A. Hartley	172,000	1,500,000	164,000	164,000

(a)	Death Benefits from the SERP (the Pre-Retirement Death benefit) are payable for the lifetime of the NEO’s spouse. The benefit has been offset by the 50% surviving spouse benefit from the Sonoco Pension Plan and estimated Social Security survivor benefits, as applicable.

(b)	Death Benefits from the Executive Life Insurance Plan are comprised of certain split-dollar life insurance arrangements entered into prior to 1996, executive benefit life insurance policies that replaced split-dollar life insurance arrangements entered into after 1995 and term life insurance policies — all as described on page 32 of the Compensation Discussion and Analysis.

(c)	Disability Benefits from the SERP, payable in the event of long term disability, are calculated at 60% of the participant’s base salary and are offset by combined family Social Security benefits for participants not eligible for early retirement under the SERP. Disability Benefits from the SERP for participants eligible for early retirement are equal to the All Other Termination Benefits in column (d). If the Disability Benefits from the SERP, when added to combined family Social Security benefits and benefits from the Sonoco Pension Plan, are less than 60% of the participant’s base salary, the difference is payable from the Sonoco Long Term Disability (LTD) Plan. Benefits from the LTD Plan end at age 65. All Other Termination Benefits from the SERP in column (d), when added to combined family Social Security benefits and benefits from the Sonoco Pension Plan for Mr. DeLoach, Mr. Hupfer, Mr. Bowen and Ms. Hartley are greater than 60% of their respective base salaries. Therefore, the Disability Benefits from the SERP reflected in column (c) for Mr. DeLoach, Mr. Hupfer, Mr. Bowen and Ms. Hartley would be equal to the amounts reflected in column (d). The Disability Benefits from the SERP in column (c) for Mr. Sullivan would be added to benefits available from the Sonoco LTD Plan so that the total disability benefits from the SERP, the Sonoco LTD Plan, combined family Social Security and the Sonoco Pension would equal 60% of Mr. Sullivan’s base salary.

(d)	All Other Termination Events (excluding events covered in columns (a), (b) and (c)) provide annual SERP benefits payable to the NEOs for their lifetimes, reduced by benefits payable from the Sonoco Pension Plan and Social Security. SERP benefits do not include an offset for Social Security for Mr. Hupfer,

Mr. Bowen or Ms. Hartley, as they are not yet eligible for Social Security benefits. A 75% post-retirement survivor benefit is payable to the surviving spouse of those participants who were married for at least one year on the date of their retirement. Participants who are not eligible for the 75% post- retirement survivor benefit at retirement receive benefits under a 10-year certain and life annuity arrangement.

The amounts that would have been paid to each NEO with respect to deferred compensation had death, disability, retirement or any other termination of employment occurred on December 31, 2006 are set forth in column (f) of the Nonqualified Deferred Compensation table. The method of determining the benefits payable and payment arrangements for deferred compensation upon any termination event are described in the narrative following the Nonqualified Deferred Compensation Table.

DIRECTOR COMPENSATION

Employee directors do not receive any additional compensation for serving on the Board of Directors. Compensation for non-employee directors is summarized below.

2006 Program.  In 2006, non-employee directors received a $25,000 quarterly retainer and a fee of $1,500 for each Board of Directors and committee meeting attended. Committee chairs received an additional $1,000 per committee meeting. The Audit Committee chair also received a committee chair retainer of $1,250 per quarter. A minimum of 50% of the $25,000 quarterly retainer must be deferred into full value stock units, which accrue dividend equivalents and are distributed in stock or cash upon termination of Board service. Directors could also elect to defer a portion or all of the remaining retainer and meeting fees. They could choose to have these additional deferrals earn interest credits at a specified market rate (the Merrill Lynch Ten-Year High Quality Bond Index which was 5.73% for 2006) or be treated as if invested in equivalent units of Sonoco common stock (which are credited with reinvested dividend equivalents). Such elections were made in the prior calendar year.

Since 2005, directors have no longer been granted stock options or allowed to defer retainer or meeting fees into stock options. No director had a compensation arrangement that differed from the program described above.

2007 Program.  In order to bring our director compensation plan more in line with emerging compensation practices for non-employee directors, the Board of Directors approved the following changes which will be effective April 1, 2007. Non-employee directors’ quarterly retainer is increased to $28,750. Based on previous elections by each director a minimum of 50% of their 2007 quarterly retainer for board service must be deferred into full value stock units, which accrue dividend equivalents and are distributed upon termination of Board service. Directors may also elect to defer a portion or all of the remaining retainer and meeting fees. They may choose to have these additional deferrals earn interest credits at a specified market rate (the Merrill Lynch Ten-Year High Quality Bond Index which was 5.73% for 2006) or be treated as if invested in equivalent units of Sonoco Common Stock (which are credited with reinvested dividend equivalents). Such elections are made in the prior calendar year.

Committee chairs will receive a quarterly Committee chair retainer instead of the additional $1,000 per committee meeting fee. The Audit Committee chair will receive a committee chair retainer of $3,750 per quarter. The Executive Compensation Committee chair will receive a committee chair retainer of $3,125 per quarter. The Financial Policy, Corporate Governance and Nominating, and Employee/Public Responsibility Committee chairs will each receive a committee chair retainer of $2,500 quarterly.

These changes were based on comparisons of our Company to national surveys of director compensation and an independent study of peer packaging companies.

The following table sets forth certain information regarding the compensation earned by each non-employee director who served on our Board of Directors in 2006.

DIRECTOR COMPENSATION TABLE

					Changes in
					Pension Value
					and
	Fees				Nonqualified
	Earned or			Non-Equity	Compensation
	Paid in		Option	Incentive Plan	Earnings
	Cash ($)	Stock	Awards ($)	Compensation	$	All Other		Total
Name	(1)	Awards ($)	(2)	($)	(3)	Compensation ($)		($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)		(h)

C.J. Bradshaw	$124,000				31,267			$155,267
R.J. Brown	116,500							116,500
F.L.H. Coker	112,000				7,752			119,752
J.L. Coker	125,500							125,500
P.L. Davies	125,500							125,500
C.C. Fort	132,000							132,000
Paul Fulton	91,500					10,000	(4)	101,500
B.L.M. Kasriel	117,500							117,500
E.H. Lawton, III	125,500							125,500
J.E. Linville	118,000							118,000
J.M. Micali	128,500							128,500
J.H. Mullin, III	127,000							127,000
M.D. Oken	118,000							118,000
T.E. Whiddon	134,000							134,000

(1)	A portion of the fees shown in the “Fees Earned or Paid in Cash” column has been deferred into full value stock units of the Company. The number of stock units received is calculated by dividing the amount of deferred fees by the closing stock price on the date the fees would otherwise become payable, which is the first day of each calendar quarter. Stock units acquired from the deferrals accumulate dividend equivalents until disbursement.

Payouts of the deferred stock units will commence in the January following termination of Board service, and may be made either in shares of Sonoco common stock or cash. Directors may elect to have these deferred payments made in one, three, or five annual installments.

The table below shows the amount of 2006 fees deferred by each director and the payout schedule elected.

	Fees Deferred Into	Payout Schedule
Director	Restricted Stock Units	Election in Years

C.J. Bradshaw	$50,000	1
R.J. Brown	54,125	3
F.L.H. Coker	50,000	1
J.L. Coker	50,000	1
P.L. Davies	50,000	1
C.C. Fort	50,000	3
Paul Fulton	37,500	1
B.L.M. Kasriel	83,750	3
E.H. Lawton, III	50,000	5
J.E. Linville	50,000	5
J.M. Micali	50,000	1
J.H. Mullin, III	50,000	3
M.D. Oken	50,000	1
T.E. Whiddon	50,000	3

(2)	No stock options or SSARs were awarded to directors in 2006.

(3)	Above market portion of interest credits on previously earned compensation for which payment was deferred on a basis that is not tax-qualified.

(4)	Contribution to a charity made on behalf of Mr. Fulton upon his retirement from the Board. Mr. Fulton received no economic benefit from the contribution. While we do not have a formal program to provide this type of benefit, it is a practice that we have followed at each director’s retirement for a number of years.

NON-EMPLOYEE DIRECTORS OUTSTANDING EQUITY AWARDS
AT FISCAL YEAR END (12/31/2006)

	Restricted Stock Units		Stock Options
			Number
Name	Number	Value(1)	Of Shares

C.J. Bradshaw	6,615.8	$251,797	27,200
R.J. Brown	9,172.9	349,121	12,263
F.L.H. Coker	1,590.9	60,550	13,200
J.L. Coker	1,590.9	60,550	24,200
P.L. Davies	1,590.9	60,550	7,000
C.C. Fort	1,590.9	60,550	18,500
Paul Fulton	1,216.9	46,315	29,400
B.L.M. Kasriel	7,363.4	280,251	41,859
E.H. Lawton, III	1,590.9	60,550	38,839
J.E. Linville	1,590.9	60,550	6,000
J.M. Micali	1,590.9	60,550	11,000
J.H. Mullin, III	4,874.1	185,508	15,000
M.D. Oken	1,538.8	58,567	-0-
T.E. Whiddon	1,590.9	60,550	20,000

(1)	Based on the December 31, 2006 price of $38.06 per share

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors has reviewed and discussed with management and our independent auditors, PricewaterhouseCoopers LLP (“PWC”), our audited financial statements for the year ended December 31, 2006. The Audit Committee has discussed with PWC the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, and Public Company Accounting Oversight Board Auditing Standard No. 2, (“An Audit of Internal Control Over Financial Reporting Performed in Conjunction with an Audit of Financial Statements”). The Committee has received the written disclosures and the letter from PWC required by Independence Standards Board Standard No. 1, (“Independence Discussions with Audit Committees”), as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and has discussed with PWC such firm’s independence. The Committee has also reviewed the services provided by PWC discussed below, and has considered whether provision of such services is compatible with maintaining auditor independence.

Based on the review and discussions referenced above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2006, for filing with the Securities and Exchange Commission.

T.E. Whiddon (Chair), J.L. Coker, P.L. Davies, C.C. Fort,
E.H. Lawton, III, J.M. Micali, M.D. Oken

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PWC served as our principal independent registered public accounting firm for 2006, and the Audit Committee has tentatively selected PWC to serve as our principal independent registered public accounting firm for 2007, pending agreement over the terms of their engagement.

Representatives of PWC will be present and available to answer appropriate questions at the Annual Meeting and may make a statement if they wish.

Fees Relating to Services Provided by PWC for 2006

The following table sets forth a summary of fees for professional services rendered in connection with the consolidated financial statements and reports for the years ended December 31, 2006 and 2005 and for other services rendered during 2006 and 2005 on our behalf.

Fee Category ($ in thousands)	2006	% of Total	2005	% of Total

Audit Fees	$3,096	73.0%	$2,632	72.2%
Audit-related Fees	131	3.1	66	1.8
Tax Fees	995	23.5	931	25.5
All Other Fees	19	0.4	17	0.5

Total Fees	$4,241	100.0%	$3,646	100.0%

Audit Fees:  Audit fees include fees for professional services rendered for the audit of our consolidated financial statements, the review of the interim condensed consolidated financial statements included in quarterly reports and for the services that are normally provided by PWC in connection with statutory and regulatory filings or engagements. (Note that approximately 50% of the audit fees relate to audits outside of the United States with statutory audits performed in 20 countries in 2006 and 18 countries in 2005.) Audit fees also include services provided to us in connection with our compliance with Section 404 of the Sarbanes-Oxley Act of 2002. Approximately $893 thousand and $830 thousand of the fiscal 2006 and 2005 audit fees relate to Section 404 work.

Audit-related Fees:  Audit-related fees include fees for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and that are not reported under “Audit Fees.” These services include employee benefit plan audits, due-diligence and accounting consultations in connection with acquisitions and divestitures, attest services that are not required by statute or regulation and consultations concerning financial accounting and reporting standards.

Tax Fees:  Tax fees include fees for tax compliance/preparation and other tax services. Tax compliance/preparation includes fees for professional services related to federal, state and international tax compliance, assistance with tax audits and appeals, expatriate tax services and assistance related to the impact of mergers, acquisitions and divestitures on tax return preparation. Other tax services include fees for ongoing assistance with tax consulting and planning.

All Other Fees:  All other fees include fees for all other services other than those reported above, primarily seminars and tools provided on a subscription basis.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The Audit Committee pre-approves all audit and permitted non-audit services (including the fees and terms of such services) provided by the independent auditors, subject to limited exceptions for non-audit services described in Section 10A of the Securities Exchange Act of 1934, which are approved by the Audit Committee prior to completion of the audit. The Committee Chair is empowered to pre-approve PWC services between meetings, provided all such services are brought to the Committee at its next regularly scheduled meeting. General pre-approval of certain audit, audit-related and tax services is granted by the Committee at the first quarter Committee meeting. The Committee subsequently reviews fees paid. Specific pre-approval is required for all other services. These projects are reviewed quarterly, and the status of all such services is reviewed with the Committee. During 2006, all audit and permitted non-audit services were pre-approved by the Committee.

Change of Auditors by Sonoco Savings Plan

On April 7, 2005, the Sonoco Savings Plan (the “Plan”) dismissed PWC as the independent registered public accounting firm for the Plan. This change pertained only to the financial statements of the Plan and did not affect PWC’s engagement as the independent registered public accounting firm of Sonoco Products Company for its 2005 fiscal year. The reports of PWC on the financial statements of the Plan as of and for the years ended December 31, 2003 and 2002 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principle. During the years ended December 31, 2003 and 2002 and through April 7, 2005, there were no disagreements with PWC on any matter of accounting principles or practices, financial statement disclosure or auditing scope of procedure, which disagreements, if not resolved to the satisfaction of PWC, would have caused PWC to make reference to the subject matter of the disagreement in connection with its reports on the Plan’s financial statements for such years. During the years ended December 31, 2003 and 2002 and through April 7, 2005, there were no “reportable events” with respect to the Plan as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

On April 20, 2005, the Plan appointed McGladrey & Pullen, LLP (“M&P”) as the independent registered public accounting firm for the Plan for the year ended December 31, 2004. During the years ended December 31, 2003 and 2002 and through April 7, 2005, the Plan did not consult with M&P with respect to the Plan regarding any of the matters or events set forth in Item 304(a)(2)(i) or (ii) of Regulation S-K. The change in the registered public accounting firm described above was approved by the Sonoco Benefits Committee, which has delegated authority to do so.

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has tentatively selected PricewaterhouseCoopers LLP to serve as our principal independent registered public accounting firm to examine our financial statements for the year ending December 31, 2007, pending agreement over the terms of their engagement. You will be asked to ratify this selection at the Annual Meeting. PWC, or its predecessors, has audited our books and records for many years.

The Board of Directors recommends that you vote FOR the ratification of the selection of PWC as our independent registered public accounting firm for the current year (assuming the Audit Committee and PWC reach an agreement over the terms of their engagement).

INCORPORATION BY REFERENCE

Neither the Compensation Committee Report nor the Audit Committee Report shall be deemed filed with the Securities and Exchange Commission or incorporated by reference into any prior or future filings made by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates such information by reference.

References to our Web site address throughout this Proxy Statement are for information purposes only and are not intended to incorporate our Web site by reference into this Proxy Statement.

SHAREHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

If you want to present a shareholder proposal to be voted on at our Annual Meeting in 2008, you must submit the proposal to the Secretary of the Company in writing by February 1, 2008. However, if you want us to include your shareholder proposal in our proxy materials for our Annual Meeting in 2008, you must be sure the Secretary of the Company receives your written proposal by November 20, 2007. All shareholder proposals must comply with the requirements of our bylaws. The proxy agents for the Company will use their discretionary authority to vote on any shareholder proposal that the Secretary of the Company does not receive by February 1, 2008.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS

We have begun delivering a single copy of the Annual Report to multiple shareholders sharing one address unless we received contrary instructions from one or more of the shareholders at such address. Upon oral or written request to The Bank of New York, Investor Services Department, P.O. Box 11258, New York, NY 10286-1258 USA, (800)524-4458, The Bank of New York will promptly deliver a separate copy of the Annual Report to a shareholder at a shared address to which a single copy was delivered. If you are currently receiving a single copy of the Annual Report for multiple shareholders at your address and would prefer to receive separate copies in the future, please write or call The Bank of New York at the address or telephone number above and ask them to send you separate copies. If you are still currently receiving multiple copies of the Annual Report for multiple shareholders at your address and would prefer to receive a single copy in the future, please write or call The Bank of New York at the address or telephone number above, and ask them to send a single copy to your address.

ELECTRONIC ACCESS TO ANNUAL MEETING MATERIALS

Sonoco’s Annual Report and Proxy Statement can be accessed via the Internet at www.sonoco.com/annualreportandproxystatement. As a shareholder of record, you can elect to receive future Annual Reports and Proxy Statements, as well as quarterly financial and other shareholder information, electronically. Instructions are provided on the voting site if you vote via the Internet. Instructions also are provided if you electronically access your shareholder account, and you are not already receiving your Annual Meeting materials electronically. If you select electronic receipt, you will be notified via email by The Bank of New York, our transfer agent, as to when the information will be available for your access. Your election to receive information electronically will remain in effect until you notify The Bank of New York in writing or by telephone that you wish to resume paper delivery by mail of these materials. If you own Sonoco shares through a broker or a bank, please contact that institution regarding instructions about receiving Annual Meeting materials and other financial information electronically.

OTHER MATTERS

As of the date of this proxy statement, management does not know of any business that will be presented for consideration at the meeting other than as stated in the notice of the meeting. The proxy agents will vote in their best judgment on any other business that properly comes before the meeting.

To assure your representation at the meeting, please vote by telephone (if you live in the United States or Canada), via the Internet or mark, sign, date and return your proxy card as promptly as possible. Please sign exactly as your name appears on the accompanying proxy.

Charles J. Hupfer
Secretary

March 15, 2007

SONOCO PRODUCTS COMPANY	YOUR VOTE IS IMPORTANT
VOTE BY INTERNET / TELEPHONE
24 HOURS A DAY, 7 DAYS A WEEK

VOTE BY INTERNET		OR	VOTE BY TELEPHONE

https://www.proxypush.com/son			1-866-416-3856
•	Go to the website address listed above.		•	Use any touch-tone telephone.
•	Have your proxy card ready.		•	Have your proxy card ready.
•	Follow the simple instructions that appear on your computer screen.		•	Follow the simple recorded instructions.

If you vote over the internet or by telephone, please do not mail your card.

ELECTRONIC DELIVERY OF SHAREHOLDER MATERIALS

Reduce paper mailed to your home and help lower Sonoco printing and mailing costs. We are pleased to offer our shareholders the benefits and convenience of viewing proxy statements, proxy cards and annual reports on-line. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder materials electronically in future years. You may also enroll at anytime by visiting https://proxyconsent.com/son and follow the instructions provided.

☐	▼ DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET ▼

☒
Votes must be indicated
(x) in Black or Blue ink.
									FOR	AGAINST	ABSTAIN
The Board of Directors recommends a vote FOR item 1.							2.	To ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company.	☐	☐	☐
1.	To elect a board of directors.
							Mark box at right if comments or an address change				☐
	FOR	☐	WITHHOLD	☐	EXCEPTIONS*	☐	has been noted on the reverse side of this card.
	ALL		FOR ALL

Nominees — Three-Year Term:	01 — F.L.H. Coker, 02 — C.C. Fort
03 — J.H. Mullin, III, 04 — T.E. Whiddon

(Instructions: To withhold authority to vote for any individual nominee, mark the
“Exceptions” box and write that nominee’s name on the following blank line.)

*Exceptions

SCAN LINE

Please sign exactly as your name(s) appear(s) hereon. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give your full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

Date	Share Owner sign here	Co-Owner sign here

This Proxy is Solicited on Behalf of the Board of Directors
SONOCO PRODUCTS COMPANY
1 NORTH SECOND STREET — HARTSVILLE, SOUTH CAROLINA 29550 — USA

The undersigned hereby appoints Charles J. Hupfer, Senior Vice President, Chief Financial Officer and Secretary, or Ritchie L. Bond, Staff Vice President and Treasurer, as proxy agent, each with the power to appoint his/her substitute, and hereby authorizes him/her to represent and to vote, as designated below, all the shares of Common Stock of Sonoco Products Company held of record by the undersigned on February 23, 2007 at the Annual Meeting of Shareholders to be held on April 18, 2007, or at any adjournment thereof.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES FOR DIRECTOR.
This card also constitutes voting instructions to the plan Trustee for shares of Sonoco Products Company held in the Sonoco Products Company Savings Plan. You may direct the Trustee how to vote your shares as indicated on this card. If you fail to give voting instructions to the Trustee, your shares will be voted by the Trustee in the same proportion as the shares for which valid instructions have been received.

HAS YOUR ADDRESS CHANGED?		DO YOU HAVE ANY COMMENTS?
SONOCO PRODUCTS COMPANY
P.O. BOX 11153

NEW YORK, N.Y. 10203-0153

(CONTINUED AND IS TO BE SIGNED ON REVERSE SIDE)